Exhibit 10.16

UNICENTURY GROUP HOLDING LIMITED

YXT.COM HOLDING LIMITED

YXT.COM (HK) LIMITED (雲學堂控股(香港)有限公司)

YUNXUETANG INFORMATION TECHNOLOGY (JIANGSU) CO., LTD. (云学堂信息科技(江苏)有限公司)

JIANGSU YUNXUETANG NETWORK TECHNOLOGY CO., LTD. (江苏云学堂网络科技有限公司)

BEIJING YUNXUETANG NETWORK TECHNOLOGY CO., LTD. (北京云学堂网络科技有限公司)

SUZHOU XUANCAI NETWORK TECHNOLOGY CO., LTD. (苏州炫彩网络科技有限公司)

THE PERSONS LISTED IN SCHEDULE I

SIG CHINA INVESTMENTS MASTER FUND IV, LLLP

AND

JUMP SHOT HOLDINGS LIMITED

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

DATED DECEMBER 31, 2019

THIS SERIES D PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2019 by and among:

(1)	UNICENTURY GROUP HOLDING LIMITED, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”);

(2)	YXT.COM Holding Limited, a business company incorporated and existing under the Laws of the British Virgin Islands (the “BVI Subsidiary”);

(3)	YXT.COM (HK) LIMITED (雲學堂控股(香港)有限公司), a company incorporated and existing under the Laws of Hong Kong (the “HK Subsidiary”);

(4)	Yunxuetang Information Technology (Jiangsu) Co., Ltd. (云学堂信息科技(江苏)有限公司), a wholly foreign owned enterprise incorporated and existing under the Laws of the PRC (the “WFOE”);

(5)	Jiangsu Yunxuetang Network Technology Co., Ltd. (江苏云学堂网络科技有限公司), a company incorporated and existing under the Laws of the PRC (“Jiangsu Yunxuetang”);

(6)	Beijing Yunxuetang Network Technology Co., Ltd. (北京云学堂网络科技有限公司), a company incorporated and existing under the Laws of the PRC (“Beijing Yunxuetang”);

(7)

Suzhou Xuancai Network Technology Co., Ltd. (苏州炫彩网络科技有限公司), a company incorporated and existing under the Laws of the PRC (“Souzhou Xuancai”, together with Jiangsu Yunxuetang and Beijing Yunxuetang, the “Domestic Companies”, and each a “Domestic Company”);

(8)	Lu Xiaoyan (卢小燕) (a/k/a 卢睿泽), a PRC citizen with the PRC ID Card No. being (“Founder Lu”);

(9)	Ding Jie (丁捷), a PRC citizen with the PRC ID Card No. being (“Founder Ding”, together with Founder Lu, the “Founders”, and each a “Founder”);

(10)	Unicentury Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability which is wholly owned by Founder Lu (“Lu Holdco”);

(11)

Dingding Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability which is wholly owned by Founder Ding (“Ding Holdco”, together with Lu Holdco, the “Founder Holdcos”, and each a “Founder Holdco”, the Founder Holdcos and the Founders, collectively the “Founder Parties”, and each a “Founder Party”);

(12)	SIG China Investments Master Fund IV, LLLP, a limited liability limited partnership incorporated and existing under the Laws of the State of Delaware (“SIG”); and

(13)	Jump Shot Holdings Limited, a company incorporated and existing under the Laws of the Cayman Islands (the “Lead Investor”, together with SIG, the “Investors” and each an “Investor”).

RECITALS

WHEREAS:

A. The Company holds one hundred percent (100%) of the equity interest of the BVI Subsidiary. The BVI Subsidiary holds one hundred percent (100%) of the equity interest of the HK Subsidiary. The HK Subsidiary holds one hundred percent (100%) of the equity interest of the WFOE, which in turn controls Jiangsu Yunxuetang through the Cooperative Agreements (as defined below). Further particulars of the Group Companies are set out in Schedule III to this Agreement.

B. The Group Companies will collectively engage in the business of the R&D of software and online technologies relating to professional training/education and provision of the related consulting and supporting services as well production and sale of multimedia training/educational materials, and other business as approved by the Board (the “Business”). The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure investment from the Investors, on the terms and conditions set forth herein.

C. The Company and YF Elite Alliance Limited (“Yunfeng”) entered into a Warrant to Purchase Warrant Shares of Unicentury Group Holding Limited dated September 10, 2018 (the “Series C Warrant”), pursuant to which Yunfeng is entitled to, subject to the terms and conditions therein, purchase at the Closing from the Company certain series C convertible redeemable preferred shares, par value US$0.0001 per share, of the Company (the “Series C Preferred Shares”) at eighty-five percent (85%) of the per share purchase price of the Series D Preferred Shares to be issued by the Company herein for an aggregate purchase price of up to US$20,000,000. Yunfeng desires to exercise the Series C Warrant in full and purchase from the Company, and the Company desires to issue to Yunfeng, at the Closing, certain Series C Preferred Shares for an aggregate purchase price of US$20,000,000 pursuant to the terms and conditions of the Series C Warrant.

D. The Company desires to issue and sell to each Investor, and each Investor desires to purchase from the Company, certain number of series D convertible redeemable preferred shares, par value US$0.0001 per share, of the Company (the “Series D Preferred Shares”) on the terms and conditions herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“ Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, in the case of the Lead Investor, the term “Affiliate” includes (i) any direct or indirect controlling shareholder of the Lead Investor, (ii) any of such direct or indirect controlling shareholder’s or the Lead Investor’s general partners, (iii) the fund manager managing such direct or indirect controlling shareholder or the Lead Investor (and general partners and officers thereof) and other funds or Person managed or controlled by such fund manager, and (iv) trusts controlled by or for the benefit of any such Person referred to in (i), (ii) or (iii).

“Anti-Corruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which are applicable to the business and dealings of any Group Company, and their respective shareholders, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, the Anti-Unfair Competition Law of the PRC, the Criminal Law of the PRC, and the Provision Regulations on Anti-Commercial Bribery.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business and dealings of any Group Company, and their shareholders; such as, without limitation, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related laws of other jurisdictions where any Group Company conducts business or own asset.

“Associate” means, in relation to an individual, his or her spouse, his or her child or step-child, brother, sister, parent, nominee or trustee of any trust in which such individual or any of his or her foregoing mentioned family members is a beneficiary or a discretionary object, or any Affiliate of any of the aforesaid persons or any person acting under his or her instructions (pursuant to an agreement or arrangement, formal or otherwise) in each case from time to time.

“Balance Sheet Date” means September 30, 2019.

“Board” means the board of directors of the Company.

“ Business Day” means any day, other than a Saturday, Sunday or any public holidays, on which banks are ordinarily open for business in the Cayman Islands, Hong Kong, the State of New York and the PRC.

“Centurium Director” means the director of the Board or the board of any other Group Company appointed by the Lead Investor.

“Company Owned Intellectual Property” means any Intellectual Property owned by the Group Companies.

“Compliance Laws” means Laws relating to anti-bribery, anti-corruption, anti-money laundering, and trade control, including the Anti-Corruption Laws, the Anti-Money Laundering Laws and the Trade Control Laws.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“ control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and such power shall conclusively be presumed to exist upon (i) the possession, directly or indirectly, of more than fifty percent (50%) ownership interest of such Person; (ii) the possession, directly or indirectly, of more than fifty percent (50%) of voting securities of such Person; or (iii) the possession, directly or indirectly, of the power to nominate or appoint a majority of the members of the board of directors or similar governing body of such Person; and the terms “controlling” and “controlled” and “under common control with” have meanings correlative to the foregoing.

“Cooperative Agreements” means (i) the Exclusive Technical Consultation Service Agreement (独家技术咨询服务协议) by and between the WFOE and Jiangsu Yunxuetang dated October 9, 2017, (ii) Exclusive Call Option Agreement (独家购股选择权协议) by and among the WFOE, Jiangsu Yunxuetang and the equity holders of Jiangsu Yunxuetang dated September 5, 2018, (iii) the Equity Pledge Agreement (股权质押协议) by and among the WFOE, Jiangsu Yunxuetang and the equity holders of Jiangsu Yunxuetang dated September 5, 2018, (iv) the Shareholders Rights Proxy Agreement (股东权利委托协议) by and among the WFOE, Jiangsu Yunxuetang and the shareholders of Jiangsu Yunxuetang dated September 5, 2018, (v) the Spousal Consents (配偶承诺函) dated September 5, 2018 by each of Chen Yong (陈勇, spouse of Ding Jie (丁捷)), Huang Ling (黄玲, spouse of 吴彬)), Ren Qiaohong (任巧红, spouse of 陈红波) and Liu Wenshan (刘文珊, spouse of 许乃汉), and the Spousal Consent (配偶承诺函) dated September 10, 2018 by Liu Jie (刘洁, spouse of 沈锦华), and (vi) the Confirmation Letters (确认函) dated September 10, 2018 by each of Founder Lu and Gao Qi (高琪), and the Confirmation Letter (确认函) by Li Xue (李雪) dated August 5, 2018.

“Circular 7” means the Circular of the State Administration of Foreign Exchange on Foreign Exchange Administration of Domestic Individuals’ Participation in Share Incentive Plan of Offshore Public Companies (《关於境内个人参与境外上市公司股权激励计划外汇管理有关问题的通知》) and its successor regulations, implementing rules and guidelines under the Laws of the PRC.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Offshore Financing, Investment and Roundtrip Investment through Special Purpose Companies by PRC Residents (《关於境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》)and its successor regulations, implementing rules and guidelines under the Laws of the PRC.

“Course Materials” means any course materials, including but not limited to, handouts, presentation materials and downloadable contents, that are used by the Domestic Companies in connection with the conduct of the Business, whether or not developed (i) independently by the Domestic Companies, (ii) jointly with any third parties, or (iii) independently by any third parties.

“ESOP” means the employee stock option plan of the Company, which, as of the date hereof and immediately after the Closing, means the Existing ESOP only.

“Existing Articles” means the Third Amended and Restated Memorandum and Articles of Association of the Company adopted by a special resolution passed on September 10, 2018.

“Existing Shareholders Agreement” means the Amended and Restated Shareholders Agreement dated September 10, 2018 by and among the Company, the BVI Subsidiary, the HK Subsidiary, the WFOE, the Domestic Companies, the Founders, the existing shareholders of the Company and other parties thereto.

“Employee Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of any Group Company or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of any Group Company.

“Financial Statements” means, collectively, (i) the consolidated and audited income statements and statements of cash flows of Jiangsu Yunxuetang for the fiscal year ended December 31, 2017 and the consolidated and audited balance sheets of Jiangsu Yunxuetang as at the end of December 31, 2017, (ii) pro forma consolidated and unaudited income statements and statements of cash flows for the WFOE for the fiscal years ended December 31, 2017 and 2018 respectively and for nine (9) months ended September 30, 2019 and pro forma consolidated and unaudited balance sheets for the WFOE as at (x) December 31, 2017, (y) December 31, 2018, and (z) September 30, 2019 respectively, and (iii) unaudited income statements for each of the Company, the BVI Subsidiary and the HK Subsidiary for fiscal years ended December 31, 2017 and 2018 respectively and for nine (9) months ended September 30, 2019 and unaudited balance sheets for each of the Company, the BVI Subsidiary and the HK Subsidiary as at (x) December 31, 2017, (y) December 31, 2018, and (z) September 30, 2019 respectively.

“Group Companies” or the “Group” means collectively the Company, the BVI Subsidiary, the HK Subsidiary, the WFOE, the Domestic Companies and any other entity whose financial statements are consolidated with those of the Company in accordance with the IFRS and are recorded on the books of the Company for financial reporting purposes (each a “Group Company”).

“Governmental Authority(ies)” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Governmental Authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards, as may be amended from time to time.

“ Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, prospects, property or results of operations of the Group Companies taken as a whole, or (ii) a material impairment of the ability of the Company, any other Group Company or the Founder Parties to perform the material obligations of such Person hereunder or under any other Transaction Document, as applicable, other than effects due to or resulting from (a) changes in general economic or market conditions; (b) matters generally affecting the industries in which the Group Companies operate; (c) changes in generally accepted accounting principles or standards applicable to any member of the Group Companies; (d) changes in Laws; and (e) acts taken or omissions made in accordance with Transaction Documents or at the request of the Lead Investor; provided that (i) effects due to or resulting from the foregoing clause (a) or (b) shall be excluded from the definition of “Material Adverse Effect” only to the extent that the Group Companies are not disproportionately affected by comparison to other companies with the same or similar level of valuation operating in the industries in which the Group Companies operate, and (ii) effects due to or resulting from the foregoing clause (d) shall be excluded from the definition of “Material Adverse Effect” only to the extent that the Group Companies are not disproportionately affected by comparison to other companies whose principal business is the same as or similar to that of the Group.

“Ordinary Shares” shall mean, the Company’s ordinary shares, par value US$0.0001 per share.

“Permit” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Person” means, any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means the PRC generally accepted accounting principles.

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares collectively.

“Prior Financing Documents” means collectively, (i) the Series A Preferred Share Purchase Agreement dated as of November 3, 2017 by and among SIG, the Company and other parties thereto (the “Series A SPA”), (ii) the Series B Preferred Share Purchase Agreement dated as of September 10, 2018 by and among the Company, Ximalaya (Hong Kong) Limited, Potato Capital Holding Limited, Bronze Shield Limited and other parties thereto, (iii) the Series C Preferred Share Purchase Agreement dated as of September 10, 2018 by and among the Company, Yunfeng and other parties thereto, and (iv) the other agreements and documents contemplated by or required for implementing the transactions contemplated by any of the foregoing (other than those agreements or documents without any outstanding rights and obligations).

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Qualified Public Offering” has the meaning set forth in the Shareholders Agreement.

“Registered Intellectual Property” means all Intellectual Property solely owned by any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

“Restated Articles” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company to be adopted on or prior to the Closing with respect to the Lead Investor, in the form attached hereto as Exhibit A.

“SAFE” means the State Administration of Foreign Exchange of the PRC and its local counterparts.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under the Trade Control Laws, including (i) a national or resident of any U.S. embargoed or restricted country or other Sanctioned Country, (ii) included on, or affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, or (iii) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rule.

“Sanctioned Country ” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Shareholders Agreement” means the Second Amended and Restated Shareholders Agreement to be entered into by and among the parties hereto on or prior to the Closing, in the form attached hereto as Exhibit B.

“Tax” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any of the foregoing tax items.

“Tax Return” means any return, report or statement showing taxes, used to pay taxes, or required to be filed with respect to any tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional tax.

“Trade Control Laws” means all U.S. and non-U.S. Laws relating to (i) economic or trade sanctions (including Laws administered or enforced by the U.S. Department of Treasury OFAC or the U.S. Department of State), (ii) export, re-export, transfer, and import controls (including the U.S. Export Administration Regulations, and the Laws administered by U.S. Customs and Border Protection) and (iii) the anti-boycott requirements administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

“Warrantors” means collectively the Group Companies and the Founder Parties, and each a “Warrantor”.

1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the sections set forth below:

Affiliation Relationship	Section 8.10(a)
Agreement	Preamble
Ancillary Agreements	Section 4.4(a)
Business	Recitals
CFC	Section 4.17(f)
Closing	Section 3.1
Closing Date	Section 3.1
Code	Section 4.17(f)
Company	Preamble
Company Intellectual Property	Section 4.8(a)
Constitutional Documents	Section 4.4(a)
Conversion Shares	Section 2.1
Cooperative Agreements	Recitals
Ding Holdco	Preamble
Disclosure Schedule	Section 4
Director Indemnification Agreement	Section 6.1(m)
Domestic Company(ies)	Preamble
Domestic Residents	Section 4.11(b)
Employee Share Restriction	Section 6.1(u)
Agreements
Existing ESOP	Section 4.2(b)
External Representatives	Section 4.18
Founder	Preamble
Founder Ding	Preamble
Founder Holdcos	Preamble
Founder Lu	Preamble
Founder Parties	Preamble
Group Representatives	Section 4.18
HKIAC	Section 9.15(b)
HKIAC Rules	Section 9.15(b)
HK Subsidiary	Preamble
Indemnitee	Section 9.1(a)
Indemnifiable Loss	Section 9.1(a)
Injunction	Section 6.1(a)
Internet Publication Permit	Section 8.5(a)
Investor(s)	Preamble
Investor’s Partners	Section 8.18(b)

Key Employee(s)	Section 4.22(b)
Lead Investor	Preamble
Lease	Section 4.7(b)
Licenses	Section 4.8(e)
Lu Holdco	Preamble
Material Contract	Section 4.9(a)
Network Culture License	Section 8.5(a)
Online Broadcasting License	Section 8.5(a)
PFIC	Section 4.17(g)
Proceeds	Section 8.1
Public Software	Section 4.8(g)
Purchase Price	Section 2.1
Purchased Shares	Section 2.1
Relevant Jurisdiction	Section 8.10(e)
Restriction Period	Section 8.10(a)
Share Restriction Agreement	Section 6.1(l)
School Permit	Section 8.5(a)
Series A Preferred Shares	Recitals
Series A Warrant	Recitals
Series B Preferred Shares	Recitals
Series C Warrant	Recitals
Series C Preferred Shares	Recitals
Series D Preferred Shares	Recitals
SIG	Preamble
Subpart F Income	Section 8.18(b)
Suzhou Yunzheng	Section 6.1(v)
Suzhou Xinzhi	Section 6.1(u)
Termination Date	Section 9.17
Transaction Documents	Section 4.4(a)
WFOE	Preamble
XWLJ	Section 6.1(t)
XWLJ Acquisition	Section 6.1(t)
XWLJ Acquisition Agreement	Section 6.1(t)
Yunfeng	Recitals

2.	AGREEMENT TO PURCHASE AND SELL SHARES.

2.1. Agreement to Purchase and Sell Shares. Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, such number of Series D Preferred Shares (the “Purchased Shares”) for such amount of aggregate purchase price (the “Purchase Price”), each as set forth opposite such Investor’s name on Schedule II attached hereto. The Series D Preferred Shares shall have the rights, privileges and restrictions as set forth in the Restated Articles attached hereto as Exhibit A. The Ordinary Shares issuable upon conversion of the Series D Preferred Shares pursuant to the Restated Articles will be hereinafter referred to as the “Conversion Shares”.

2.2. Transfer of Purchase Price. Each Investor shall pay the aggregate Purchase Price as set forth opposite such Investor’s name in Schedule II attached hereto to the Company for its Purchased Shares, which shall be payable in cash by wire transfer of United States dollars in immediately available funds to a designated account of the Company at the Closing, provided that the Company shall deliver a wire transfer instruction in form and substance attached hereto as Exhibit E to each Investor at least five (5) Business Days prior to the Closing.

2.3. Post-Closing Capitalization Structure. Immediately after the issuance and sale of the Purchased Shares pursuant to the terms hereof and the full exercise of the Series C Warrant pursuant to its terms, the post-closing capitalization table of the Company is as set out in Schedule IV hereto.

3.	CLOSINGS; DELIVERIES.

3.1. Closing. The closing of the purchase and sale of the Purchased Shares of each Investor (each, a “Closing”) shall be conducted by remote exchange of documents or electronic documents on the date when such Investor delivers a written confirmation of fulfillment or waiver of the conditions to its Closing as set forth in Section 6, or at such other time as the Company and the Investor may mutually agree upon in writing (the date of any Closing, the “Closing Date”).

3.2. Deliveries. At the Closing of an Investor, the Company shall deliver to such Investor: (i) a copy of the updated register of members of the Company, certified by the registered office provider of the Company as true and complete as of the applicable Closing Date, reflecting the issuance to such Investor of the Purchased Shares being purchased by it, (ii) solely with respect to the Lead Investor, a copy of the updated register of directors of each of the Company, the BVI Subsidiary and the HK Subsidiary, certified by the registered officer provider, registered agent or company secretary (as applicable) of the Company, the BVI Subsidiary and the HK Subsidiary respectively as true and complete as of the applicable Closing Date, evidencing the appointment of the Centurium Director to the board of such Group Company, and (iii) a copy of the duly executed share certificate dated as of the applicable Closing Date representing such Investor’s ownership of the Purchased Shares being purchased by it in accordance with Section 2 as registered in the name of such Investor as of such Closing Date, with the original to be delivered to such Investor within five (5) Business Days following its Closing.

3.3. Several and Not Joint Obligations. The respective rights and obligations of the Investors hereunder, including the rights and obligations set forth in Section 2 and this Section 3 shall be several and not joint. For the avoidance of doubt, an Investor shall be entitled to, whether alone or along with the other Investor(s), proceed to its Closing and purchase the number of the Purchased Shares set forth opposite its name on Schedule II pursuant to the terms hereof. The Closing of one Investor shall not be conditional upon the simultaneous Closing by any other Investor.

4.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.

The Warrantors hereby jointly and severally represent and warrant to each Investor, subject to the disclosures set forth in the disclosure schedule attached to this Agreement as Schedule V (the “Disclosure Schedule”) (which Disclosure Schedule shall be deemed to be representations and warranties to the Investors), as of the date hereof and as of each Closing (except for representations and warranties that address matters only as of a particular date, will only need to be true and correct as of such particular date), as set forth in this Section 4.

Where any representation, warranty or undertaking of the Warrantors is expressed to be given “to the best knowledge of the Warrantors” or similar expressions, such representation, warranty or undertaking shall be deemed to have been made or given based on the current actual knowledge of the Founders and the directors of the Group Companies and their actual knowledge after due and diligent inquiries of officers and other employees of the Group Companies.

4.1. Organization, Standing and Qualification. Each of the Group Companies and the Founder Holdcos is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all the requisite power and authority to own its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and to perform each of its obligations hereunder and under each other Transaction Document to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction in which it conducts its business. Each of the WFOE and the Domestic Companies has a valid business license issued by the competent Governmental Authority, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

4.2. Capitalization.

(a) As of the date hereof, the Company is authorized to issue a total of 500,000,000 shares, par value 0.0001 per share, which shall consist of the following:

(i) Ordinary Shares. The Company is authorized to issue a total of 467,924,867 Ordinary Shares, of which 56,179,775 Ordinary Shares are issued and outstanding.

(ii) Series A Preferred Shares. The Company is authorized to issue a total of 9,787,847 Series A Preferred Shares, all of which are issued and outstanding.

(iii) Series B Preferred Shares. The Company is authorized to issue a total of 7,085,330 Series B Preferred Shares, all of which are issued and outstanding.

(iv) Series C Preferred Shares. The Company is authorized to issue a total of 15,201,956 Series C Preferred Shares, all of which are issued and outstanding.

Immediately prior to the Closing, but after the adoption of the Restated Articles, the Company shall be authorized to issue a total of 500,000,000 shares, par value US$0.0001 per share, which shall consist of the following:

(i) Ordinary Shares. The Company shall be authorized to issue a total of 433,071,252 Ordinary Shares, of which 56,179,775 Ordinary Shares shall be issued and outstanding.

(ii) Series A Preferred Shares. The Company shall be authorized to issue a total of 9,787,847 Series A Preferred Shares, all of which shall be issued and outstanding.

(iii) Series B Preferred Shares. The Company shall be authorized to issue a total of 7,085,330 Series B Preferred Shares, all of which shall be issued and outstanding.

(iv) Series C Preferred Shares. The Company shall be authorized to issue a total of 23,786,590 Series C Preferred Shares, of which 15,201,956 Series C Preferred Shares shall be issued and outstanding].

(v) Series D Preferred Shares. The Company shall be authorized to issue a total of 26,268,981 Series D Preferred Shares, none of which shall be issued and outstanding prior to the Closing.

(b) Options, Warrants, Reserved Shares. As of the Closing, the Company will have reserved (i) a sufficient number of Series D Preferred Shares for the issuance of the Purchased Shares, (ii) a sufficient number of Series C Preferred Shares for the issues of Series C Preferred Shares upon full exercise of the Series C Warrant, and (iii) a sufficient number of Ordinary Shares for issuance upon the conversion of all Purchased Shares. Except for (A) the preemptive rights, right of first refusal, right of co-sale and other rights of the Preferred Shares, as provided in the Shareholders Agreement and the Restated Articles, (B) the Series C Warrant (which will be fully exercised upon the Closing), the Ordinary Shares and Preferred Shares as set forth in Section 4.2(a), (C) 2,956,830 Ordinary Shares (and options and warrants therefor) reserved for issuance to employees and consultants of the Group Companies pursuant to the shareholders resolutions and the sole director resolutions of the Company each dated November 3, 2017 (the “Existing ESOP”) and (D) those as disclosed in Section 4.2 (b) of the Disclosure Schedule, there are no (x) options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance, sale or purchase of the shares or any other securities of any Group Company, or (y) securities or rights of any Group Company convertible into or exchangeable for equity or other securities of any Group Company. Apart from the exceptions noted in this Section 4.2(b), the Shareholders Agreement and the Restated Articles, no shares (including the Purchased Shares and the Conversion Shares) of the outstanding share capital of any Group Company, or shares issuable upon exercise or exchange of any outstanding options, warrant or other securities of any Group Company, or any other rights or securities issued or issuable by any Group Company, are subject to any preemptive rights, rights of first refusal or other rights or resections of any kind with respect to purchase, sale or issuance of such shares or securities (whether in favor of any Group Company or any other Person).

(c) Outstanding Security Holders. A complete and accurate list of all shareholders, option holders and other security holders of the Company immediately prior to and after the Closing Date, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder is set forth in the capitalization tables in Schedule IV. The information set out in Schedule IV is true and complete in all respects and there is no information the omission of which might make such information misleading or inaccurate in any respect.

(d) Vesting of Shares. Except as described in this Agreement, the Shareholders Agreement and the Share Restriction Agreements (as defined below), no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event. The proposed transactions under this Agreement and the other Transaction Documents do not and will not result in any acceleration or changes in any such vesting provisions or terms.

(e) Issuance and Status. All presently outstanding shares and other equity securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable contracts, and are fully paid or credited as fully paid (which, in the case of each PRC entity, shall be fully paid in accordance with its articles of association) and non-assessable, and are free and clear of all Liens (except for any restrictions on transfer under the Cooperative Agreements, the Existing Shareholders Agreement, the Existing Articles or applicable Laws). All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued and fully paid (or subscribed for) in accordance with its articles of association, is non-assessable, and is and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Cooperative Agreements, the Existing Shareholders Agreement, the Existing Articles or applicable Laws). No share capital or registered capital of any Group Company was issued or subscribed to in violation of the preemptive rights of any Person, terms of any contract (whether written or oral), or any Laws, by which each such Group Company at the time of issuance or subscription was bound. Except as expressly and specifically contemplated under the Transaction Documents, there are no (i) resolutions pending to increase the share capital or registered capital of any Group Company, (ii) dividends which have accrued or been declared but are unpaid by any Group Company, or (iii) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. Except for those set forth in the Cooperative Agreements, the Shareholders Agreement and the Restated Articles, there is no voting, nominee, agency or entrustment or other similar arrangement with respect to the shares or equity interest of any Group Company.

4.3. Subsidiaries; Group Structure.

(a) As of the Closing, except for the BVI Subsidiary, the HK Subsidiary, the WFOE, the Domestic Companies and as set out under Section 4.3(a) of the Disclosure Schedule, the Company does not presently own or control, directly or indirectly, any equity securities or other interest in any other corporation, partnership, trust, joint venture, association, or other entity. Except as described in Section 4.3(a) of the Disclosure Schedule, none of the Domestic Companies has any subsidiary or own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, nor maintains any offices or branches or subsidiaries. As of the Closing, the information relating to each Group Company as set out in Schedule IV is true and accurate in all respects and there is no information the omission of which might make such information misleading or inaccurate in any respect.

(b) Except as described in Section 4.3(b) of the Disclosure Schedule, as of the Closing, each Domestic Company shall possess all requisite Permits that are material for the conduct of the Business as currently conducted or the business as set forth in the business scope of such entity and for the ownership and operation of its assets and property.

4.4. Due Authorization.

(a) All corporate actions on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization of the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”), (ii) the authorization, execution and delivery by the Group Companies of, the performance of the obligations of the Group Companies under, and the consummation by the Group Companies of the transactions contemplated by (x) this Agreement, (y) the Shareholders Agreement, the Share Restriction Agreements, the Director Indemnification Agreement (as defined below), and the various agreements attached to this Agreement (collectively, the “Ancillary Agreements”), and (z) the Cooperative Agreements (together with this Agreement, the Restated Articles and the Ancillary Agreements, the “Transaction Documents”), and (iii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares under this Agreement and of the Ordinary Shares issuable upon conversion of the Purchased Shares, have been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents to which such Group Company is a party or is subject to is a valid and binding obligation of each such Group Company enforceable against it in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

(b) As to each Founder Party, (i) such party has all requisite power, authority and capacity to, and if applicable, has taken or will prior to the Closing take all corporate actions to enter into the Transaction Documents, perform its obligations under the Transaction Documents and consummate the transactions contemplated under the Transaction Documents, in each case, to which it is a party, and (ii) each of the Transaction Documents to which it is a party, when executed and delivered by it, will constitute valid and legally binding obligations of it and be enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

4.5. Valid Issuance of Purchased Shares.

(a) The Purchased Shares and the Conversion Shares, when issued and delivered in accordance with the terms of this Agreement and the Restated Articles, will be duly and validly issued, fully paid and non-assessable, and free and clear of any Liens (except for those set forth under the Shareholders Agreement or the Restated Articles).

(b) All currently outstanding shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities Laws including, to the extent applicable, the registration and prospectus delivery requirements of the Securities Act, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities Laws, including, without limitation, anti-fraud provisions.

4.6. Liabilities. Except as disclosed in Section 4.6 of the Disclosure Schedule or under the Financial Statements, no Group Company has any indebtedness (whether for borrowed money or otherwise, other than the indebtedness incurred in the ordinary course of business of the Group Companies) that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

4.7. Title to Properties and Assets.

(a) Each Group Company has valid title to, or a valid leasehold interest in or right to the properties and assets currently held and used by it, and has full right to use the offices currently used by it, in each case subject to no Liens except for encumbrances and Liens that arise in the ordinary course of business and do not materially impair the Group Company’s ownership or use of such property or assets. The foregoing properties, assets and rights collectively represent in all material respects all properties, assets and rights necessary for the conduct of the business of the Group Companies in the manner conducted during the periods covered by the Financial Statements and as presently conducted. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (i) in good condition and repair in all material respects (reasonable wear and tear excepted) and (ii) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(b) No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 4.7(b) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 4.7(b) of the Disclosure Schedule are true and complete. Each Lease constitutes the entire agreement with respect to the property demised thereunder. To the best knowledge of the Warrantors, the lessor under each Lease is qualified and has obtained all Permits (as defined below) necessary to enter into such Lease, including without limitation any Permits required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no claim asserted or, to the best Knowledge of the Warrantors, threatened by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. Except as disclosed in Section 4.7(b) of the Disclosure Schedule, each Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease, and each party to each Lease is in full compliance with the terms of the relevant Leases. Each Group Company which is a party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted. There exists no pending or, to the best knowledge of the Warrantors, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of such leasehold interests. To the best knowledge of the Warrantors, there are no circumstances that would entitle any Governmental Authority or other Person to take possession or otherwise restrict use, possession or occupation of any property subject to any Leases.

(c) To the best knowledge of the Warrantors, the use, distribution, licensing, sale, or disposal of any asset or property of any Group Company does not infringe, misappropriate or violate any rights of any other party.

(d) No action, suit, investigation or government proceeding (i) challenging the validity, enforceability, or ownership of any asset or property of any Group Company, or (ii) alleging that the use, distribution, licensing, sale, or disposal of any asset or property of any Group Company infringes, misappropriates or violates any right of any third party, is pending or is threatened by any Person against any of the Group Companies. To the best knowledge of the Warrantors, there is no unauthorized use, infringement or misappropriation of any of the assets or properties of the Group Companies by any third party, employee or former employee.

4.8. Intellectual Property.

(a) Company Intellectual Property. Each Group Company owns or has the rights to use or otherwise has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, all Intellectual Property that is material for the conduct of the Business (“Company Intellectual Property”) without any conflict with or infringement of the rights of any other Person. Section 4.8(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (including all Registered Intellectual Property) for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(b) Intellectual Property Ownership. Except as disclosed in Section 4.8(b) of the Disclosure Schedule, all Registered Intellectual Property is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or, to the best knowledge of the Warrantors, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any material Registered Intellectual Property owned by the Group Companies to be invalid, unenforceable or not subsisting. To the best knowledge of the Warrantors, no funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any material Company Owned Intellectual Property. No Company Owned Intellectual Property is the subject of any Lien, encumbrance, license or other contract (whether written or oral) to which any Group Company is a party granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned Intellectual Property. No Registered Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by any Group Company or may affect the validity, use or enforceability of such Registered Intellectual Property. The Founders have assigned and transferred to a Group Company any and all of their Intellectual Property related to the business conducted by the Group Companies. No Group Company has (i) transferred or assigned any material Company Owned Intellectual Property; (ii) authorized the joint ownership of, any material Company Owned Intellectual Property; or (iii) permitted the rights of any Group Company in any Registered Intellectual Property to lapse or enter the public domain.

(c) Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, provided that the forgoing representations and warranties under this Section 4.8(c) shall not be applied to any violation, infringement or misappropriation of any Intellectual Property of any other Person caused by or arising from any products produced by any third party and distributed or sold by any Group Company, provided that such Group Company shall have duly inquired such third party with respect to the ownership of/licensed rights to use the Intellectual Property applied in the products, nor has any Group Company received any written notice alleging any of the foregoing. To the best knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company Owned Intellectual Property of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. To the best knowledge of the Warrantors, no Person has challenged the ownership of the Company Owned Intellectual Property or the use of other Company Intellectual Property by any Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d) Assignments and Prior Intellectual Property. All material inventions and material know-how conceived by employees, consultants and independent contractors of a Group Company related to the business of such Group Company (other than the Course Materials developed jointly with or independently by any third parties) are currently owned exclusively by a Group Company. All employees, consultants and independent contractors of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. To the best knowledge of the Warrantors, it will not be necessary to utilize any Intellectual Property of any such Persons, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the best knowledge of the Warrantors, none of the employees, consultants or independent contractors currently or previously employed or otherwise engaged by any Group Company, (i) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers or (ii) is obligated under any contract, or subject to any governmental order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(e) Licenses. Section 4.8(e) of the Disclosure Schedule contains a complete and accurate list of (i) all licenses, sublicenses, and other contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company Owned Intellectual Property, and (ii) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, (2) non-exclusive licenses to customers of the business conducted by the Group Companies in the ordinary course of business consistent with past practice, and (3) license of copyright of the contents and information contained in the Course Materials ((i) and (ii) collectively (for the avoidance of doubt, including those referred to in above (1), (2) and (3)), the “Licenses”). The Group Companies have paid all license and royalty fees (if any) required to be paid under the Licenses.

(f) Protection of Intellectual Property. Each Group Company has taken reasonable and appropriate steps to register, protect, maintain and safeguard the Company Owned Intellectual Property and made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the extent that any Company Owned Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(g) No Public Software. No material software included in any Company Owned Intellectual Property has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge. For the purpose of this Agreement, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

4.9. Material Contracts and Obligations.

(a) All Material Contracts are listed in Section 4.9 of the Disclosure Schedule (each, a “Material Contract”). For purposes of this Section 4.9, “Material Contracts” means collectively, each contract to which a Group Company or any of its properties or assets is bound or subject to that (i) involves obligations (contingent or otherwise) or payments in excess of US$50,000 individually or US$100,000 in the aggregate per annum or that is not terminable upon thirty (30) day-notice without incurring any penalty or obligation, (ii) involves Intellectual Property that is material to a Group Company (other than generally- available “off- the-shelf” shrink-wrap software licenses obtained by the Group Companies on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (iii) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (iv) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any equity securities, (v) involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (vi) is with a related party except for the employment or retainer agreements between the Group Companies and their officers, consultants, or employees, (vii) involves indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien, (viii) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (ix) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (x) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$50,000 per annum), (k) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interest or assets of any Person, (xi) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (xii) is an employee benefits plan, (xiii) is a Cooperative Agreement, (xiv) is not in the ordinary course of business, or is not consistent with a Group Company’s past practice, or (xv) otherwise material to a Group Company or is one on which a Group Company is substantially dependent. No party to any such Material Contracts or obligations is in default thereunder, which would be material in the context of the Group Companies’ financial position; and there are no circumstances giving rise to such a default.

(b) A true, fully-executed copy of each Material Contract has been delivered to the Investors. All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Group Company to which it is a party, and the performance of such Material Contracts does not and will not violate any applicable Laws. No threat or claim of default under any such Material Contracts to which a Group Company is a party, has been made or is outstanding against it. Each Group Company has in all material respects satisfied or provided for all of its liabilities and obligations under each Material Contract to which it is a party or by which it is bound which requires performance prior to the date of this Agreement, and is not in default in any respect under any Material Contract to which it is a party or by which it is bound. There does not exist any circumstance due to the action or inaction of any Group Company that with notice or lapse of time or both would constitute a default of the obligations by a Group Company under a Material Contract to which it is a party or by which it is bound. To the best knowledge of the Warrantors, none of the officers or directors of any Group Company has given or received from any Person any notice or communication (whether oral or written) regarding any actual, alleged, possible or potential breach of, or default under, any Material Contract.

4.10. Litigation. There is no Action pending or, to the best knowledge of the Warrantors, currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or to the best knowledge of the Warrantors, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company. To the best knowledge of the Warrantors, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any material adverse effect on the Group Companies. For the sole purpose of the preceding sentence, an Action shall be deemed as having a “material adverse effect” on the Group Company only when (i) the amount or value of claims involved in such Action is in excess of RMB500,000 or (ii) the potential result of such Action may or will impact the normal conduct of business of the affected Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

4.11. Compliance with Laws; Permits.

(a) Except as disclosed in Section 4.11(a) of the Disclosure Schedule, each Group Company is, and has been, in compliance in all material respects with all applicable Laws. None of the Group Companies has conducted any activity in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any agency thereof in respect of the conduct of its business or the ownership of its properties in any material respect. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. No Group Company has received any written or oral notice indicating that or is otherwise aware that it is under investigation with respect to any material violation of any Law. Except as disclosed in Section 4.11(a) of the Disclosure Schedule, each Group Company has all material Permits issued or granted by the competent Governmental Authorities that are necessary for the due and proper establishment and conduct of its business as currently conducted and as proposed to be conducted, or is able to obtain such Permits from the competent Governmental Authorities without undue burden or expense. None of the Group Companies is in default under any of such Permit issued or granted by the competent Governmental Authorities. To the best knowledge of the Warrantors, no Governmental Authority is considering modifying, suspending, revoking or denying upon expiration the renewal of any of such Permits. No Permits issued or granted by the competent Governmental Authorities contain any materially burdensome restrictions or conditions, and each Permit is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default in any material respect under any Permit issued or granted by the competent Governmental Authorities. To the best knowledge of the Warrantors, there is no reason to believe that any Permit which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any such Permit issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. There are no fines or penalties asserted against the Group Companies under any applicable Law, and neither of the Group Companies has received any notice from any Governmental Authorities with respect to any violation of any applicable Law.

(b) All Permits issued or granted by or filed with the Governmental Authorities and any other Persons which are required to be obtained or made by each Group Company and each Founder Party in connection with the consummation of the transactions contemplated under the Transaction Documents shall have been obtained or made prior to and be effective as of the Closing. None of the Warrantors and, to the knowledge of the Warrantors, nor any other registered shareholder or ultimate beneficial owners of the Company who are citizens and permanent residents of the PRC defined under the Circular 37 (the “Domestic Residents”) is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of (i) the conduct of the business or the ownership of Group Companies’ properties, including but not limited to the registration requirement for the Founders and, (ii) to the knowledge of the Warrantors, any other Domestic Residents’ (indirect) investment in the Company under the Circular 37. Each of the Founders is a citizen and permanent resident of the PRC and did not hold and does not hold any identification that may require the registration of each of the Domestic Companies as a foreign invested enterprise pursuant to applicable Law of the PRC in effect at and from the time of the incorporation of such Domestic Company through the Closing Date.

4.12. Compliance with Other Instruments and Agreements. None of the Group Companies is or has been in, nor shall the conduct of its business as currently conducted result in, violation, breach or default of any term of its Constitutional Documents and its business scope of the respective Group Company, or in any respect of any term or provision of Material Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Material Contracts, or a violation of any Laws, or an event which results in the creation of any Lien upon any asset of any Group Company.

4.13. Registration Rights. Except as provided in the Shareholders Agreement, no Warrantor has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or shares of the WFOE or the Domestic Companies) on any securities exchange. Except as contemplated under this Agreement, the Shareholders Agreement and the Restated Articles, there are no voting or similar agreements which relate to the share capital of the Company or any equity interest of the WFOE or the Domestic Companies.

4.14. Financial Advisor Fees. There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

4.15. Financial Statements. Except as disclosed in Section 4.15 of the Disclosure Schedule, the Financial Statements are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly in all material respects the financial condition of such Group Company or Group Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the PRC GAAP (with respect to the WFOE and the Domestic Companies) or the IFRS or any internationally recognized accounting standards (with respect to the Company, BVI Subsidiary, HK Subsidiary, or the Group Companies taken as a whole), applied on a consistent basis (solely with respect to the unaudited Financial Statements, except for the omission of notes thereto and normal year-end provision and audit adjustments). All the Financial Statements referred to under this Section 4.15 have been or shall be delivered to the Investors before the Closing. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP or the IFRS or any internationally recognized accounting standards, as applicable. The Group Companies have valid title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as disclosed in the Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated. Each Group Company (i) maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice and generally in compliance with applicable Laws and applicable generally accepted accounting principles applied on a consistent basis, (ii) does not make any fraudulent or fictitious entries in its books or records other than accounting errors occurring unintentionally in book-keeping which can be easily identified and immediately fixed or corrected, and (iii) does not use any assets of such Group Company to establish any unlawful or unrecorded fund of monies or other assets, or make any unlawful or undisclosed payment.

4.16. Activities since Balance Sheet Date. Since the Balance Sheet Date, with respect to each Group Company, except as disclosed in the Disclosure Schedule, there has not been:

(a) any change in the business, assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business which are made consistent with past practice;

(b) any insolvency or any requirement for prepayment by such Group Company;

(c) any purchase, acquisition, sale, lease, transfer or disposition of any assets (i) individually in excess of US$50,000 or in excess of US$100,000 in the aggregate, or (ii) that are individually or in the aggregate material to its business, except for the sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(d) capital expenditure or commitment of capital expenditure beyond the annual budget in excess of US$100,000;

(e) any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(g) any waiver, termination, settlement or compromise by such Group Company of a valuable right or of a debt, other than those in the ordinary course of business which are given, made or dealt with consistent with past practice;

(h) any satisfaction or discharge of any Lien or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(i) any change or amendment to any Material Contract or material arrangement by or to which such Group Company or any of its assets or properties is bound or subject, any entering of any new Material Contract, or any termination of any contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Constitutional Document, or any amendment to or waiver under any Constitutional Document;

(j) any material change in any compensation arrangement or agreement with any present or prospective employee, officer or director, or adoption of any new employee benefit plan, or made any material change in any existing employee benefit plan, other than any change incurred in the ordinary course of business consistent with its past practice;

(k) any sale, assignment or transfer of any Intellectual Property or other material intangible assets of such Group Company other than in the ordinary course of business consistent with its past practice;

(l) the resignation or termination of employment of any Founder, any director, officer or key employee, or any material group of employees of such Group Company with such Group Company;

(m) any mortgage, pledge or transfer of or any Lien created by such Group Company with respect to any of such Group Company’s properties or assets, except Liens for taxes not yet due or payable;

(n) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$100,000 or in excess of US$200,000 in the aggregate;

(o) any sale, issuance, transfer, pledge or other disposition of any equity securities of any Group Company, except for those necessary to complete the transactions expressly contemplated under the Transaction Documents;

(p) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s equity securities, or any direct or indirect issuance, transfer, redemption, purchase or acquisition of any of such equity securities by such Group Company;

(q) any failure to conduct the Business in the ordinary course, consistent with such Group Company’s past practices;

(r) any material change in accounting methods or practices or any revaluation of any of its assets;

(s) except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material taxes, settlement of any claim or assessment in respect of any material taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material taxes, entry or change of any material tax election, change of any method of accounting resulting in a material amount of additional tax or filing of any material amended Tax Return;

(t) any commencement or settlement of any material Action;

(u) any transactions with any of the Founder Parties, the officers, directors or employees of any Group Company, or any Affiliates or Associates of such Persons;

(v) any other event or condition of any character which could reasonably be expected to have a material effect on the business of the Group Companies; or

(w) any agreement or commitment by such Group Company or any Founder Party to do any of the things described in this Section 4.16.

4.17. Tax Matters.

(a) Each Group Company (i) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (ii) has timely paid all taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency other than, in the case of clauses (i) and (ii), unpaid taxes that are in contest with tax authorities by Group Company in good faith or nonmaterial in amount.

(b) Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where any Group Company is or may be subject to taxation by that jurisdiction and such Group Company does not file Tax Returns.

(c) The assessment of any additional taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to materially exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any tax liability of any Group Company. Since the Balance Sheet Date, no Group Company has incurred any liability for taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any tax authority relating to any of the Tax Returns filed by any Group Company, and to the best knowledge of the Warrantors, there is no proposed liability for a deficiency in any tax to be imposed upon the properties or assets of any Group Company.

(d) No Group Company has been the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes that has not been resolved or is currently the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes. Except for the withholding duties of taxes in accordance with applicable Laws, no Group Company is responsible for the taxes of any other Person by reason of contract, successor liability or otherwise.

(e) All tax credits, tax holidays or tax preferential treatments enjoyed by the Group Company established under the Laws of the PRC or under other applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(f) To the best knowledge of the Warrantors, immediately after the Closing, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the shares held by the Investors.

(g) The Company does not expect to be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code in the current taxable year. The Company shall use its commercially reasonable efforts to avoid being a PFIC.

(h) None of the Group Companies has filed (whether by itself or by any other Person on its behalf) any Form 8832 (Entity Classification Election) or Form SS-4 (Application for Employer Identification Number) or made (whether by itself or by any other Person on its behalf) any Tax election for U.S. Tax purposes.

4.18. Sanctions Law Compliance. None of the Group Companies, other Warrantors or their respective Affiliates and directors, officers, managers and employees (collectively, “Group Representatives”), and to the best knowledge of the Warrantors, none of the independent contractors, representatives, agents and other persons expressly authorized to act on behalf of the Group Companies or other Warrantors (collectively, “External Representatives”) is an Sanctioned Person, or is organized, resident or located in a Sanctioned Country, and no Sanctioned Person will be given an offer to become an employee, officer, consultant or director of any Group Company. To the best knowledge of the Warrantors, no Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with any Sanctioned Person. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction in any Sanctioned Country. None of (i) the purchase and sale of the Purchased Shares and the Conversion Shares, (ii) the execution, delivery and performance of this Agreement, the other Transaction Documents and the Constitutional Documents, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including without limitation the Investors, of any of the Compliance Laws.

4.19. Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests. Each of the Group Companies, other Warrantor and Group Representatives, and to the best knowledge of the Warrantors, each of the External Representatives are and have been in compliance with all applicable Compliance Laws in all material respects, provided that the representation and warranty in this sentence shall not apply to any personal affairs of any employee of any Group Company who is not a director, officer or manager of a Group Company. Furthermore, no Public Official (a) holds an ownership or other economic interest in any of the Group Companies or in the contractual relationship formed by this Agreement directly, or to the best knowledge of the Warrantors holds an ownership or other economic in any of the Group Companies or in the contractual relationship formed by this Agreement indirectly, or (b) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor any Group Representatives, or to the best knowledge of the Warrantors, any External Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of (x) the making of any gift or payment of anything of value to any Public Official or any other Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, provided that the representation and warranty for this (x) shall not apply to the personal affairs of any employee of any Group Company who is not a director, officer or manager of a Group Company, (y) the making of any false or fictitious entries in the books or records of any Group Company by any Person for the foregoing purpose under (x), or (z) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment for the foregoing purpose under (x).

4.20. Related Party Transactions. Except for the related party transactions as disclosed in Section 4.20 of Disclosure Schedule which are conducted on an arm’s length basis, and except as contemplated by this Agreement, no Warrantor, officer or director of a Group Company or any Affiliate or Associate of any such Person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable out-of- pocket expenses for employees or other standard employee benefits). No officer or director of a Warrantor has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Warrantor is directly or indirectly interested in any contract with a Group Company. No officer or director of a Warrantor or any Affiliate or Associate of any such Person has had, either directly or indirectly, an interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any Contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

4.21. Environmental and Safety Laws. None of the Group Companies is in violation of any applicable Law relating to the environment or occupational health and safety in any material respects and no material expenditures are or will be required in order to comply with any such existing Law.

4.22. Employee Matters.

(a) Except as disclosed in Section 4.22 of the Disclosure Schedule, (a) each Group Company has complied in all material respects with all applicable employment and labor Laws, including provisions thereof relating to employment contracts, wages, hours, housing funds, social welfare, social insurance contribution and collective bargaining, (b) there is no pending or, to the best knowledge of the Warrantors, threatened legal proceeding relating to the violation or alleged violation of any applicable employment and labor Laws; (c) each Group Company has duly entered into legal and valid written employment contracts with its employees in accordance with applicable Laws, and (d) each Group Company is in compliance in all material respects with all Laws relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws.

(b) No officer or the employees listed in Schedule VI attached hereto (collectively, the “Key Employees”) intends to, to the best knowledge of the Warrantors, terminate their employment with any Group Company, and no Group Company has a present intention to terminate the employment of any officer or Key Employee. None of the Group Companies is a party to or bound by any currently effective employment contract that is or will be regarded as an incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. None of the Warrantors is aware, after reasonable investigation, that any of such employees, officers, directors or consultants are in violation thereof. The Founders are currently devoting all of their business time to the conduct of the business of the applicable Group Company. Neither the Founders nor, to the best knowledge of the Warrantors, any of the Key Employees are involved in any daily business, operation, management and administration of any entity other than the Group Companies. The Founders or the Key Employees are not subject to any covenant restricting him from working for any Group Company. None of the Founders or the Key Employees was subject to any non-compete, confidentiality or other similar obligations towards a third party when he or she commenced employment with the Group Companies.

(c) No employees of any Group Company are represented by a labor union, works council, or other labor organization. Neither the Company nor any other Group Company is party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding, or bargaining relationship with a labor union, works council, or labor organization. The Group Companies are not, and for the past three (3) years have not been, subject to a pending or threatened strike, lockout, walkout, work stoppage or other material labor dispute.

(d) Each Employee Benefit Plan (and each related trust, insurance Contract or other funding vehicle) has been established, maintained, funded, and administered in all material respects in accordance with its terms and in a manner not in violation of the requirements of all applicable Laws. Each Group Company has complied with all applicable Laws (including funding requirements) relating to social insurance contributions, housing funds contributions and any other labor related plans that are mandatorily required to be funded or sponsored by the Group Companies under applicable Laws.

4.23. Exempt Offering. The offer and sale of the Purchased Shares under this Agreement and the issuance of the Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws.

4.24. No Other Business. Each of the Company, the BVI Subsidiary and the HK Subsidiary was formed solely to acquire and hold directly or indirectly the equity interest in the WFOE, and since its formation has not engaged in any business and has not incurred any liability in the course of its business, other than acquiring and holding equity interest in the WFOE and, unless otherwise agreed by the Lead Investor, shall not incur any liability in the course of carrying out such purpose. The WFOE is intended to be engaged in and the Domestic Companies are engaged solely in the Business and have no other activities. Except as contemplated under the Transaction Documents, neither the Founder Parties nor any of their respective Affiliates or Associates (other than a Group Company), is engaged in any activities that are same or similar to or otherwise compete with the Business.

4.25. Minute Books. All available minute books of each Group Company (as applicable) have been made available to the Investors and each such minute books contain a summary of such meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflects all transactions referred to in such minutes accurately in all material respects.

4.26. Insurance. Except as disclosed in Section 4.26 of the Disclosure Schedule, each Group Company has in full force and effect insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed or to recover from risks related to accident, business interruption, public, personal or product liability or other risks, that are in categories and amounts customary for companies similarly situated. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds.

4.27. Other Representations and Warranties relating to the WFOE and the Domestic Companies.

(a) The Constitutional Documents and Permits of each of the WFOE and each Domestic Company are valid and have been duly approved or issued by, or filed with (as applicable) the competent Governmental Authorities of the jurisdiction of its incorporation or organization.

(b) Except for those expressly contemplated under the Transaction Documents, there are no outstanding rights, or commitments made by any of the WFOE or the Domestic Companies to sell any of its equity interest, and none of the outstanding equity interest in the WFOE or the Domestic Companies is subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of such subsidiaries or any other Persons).

(c) The registered capital of each of the WFOE and the Domestic Companies has been fully paid up and maintained in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and business license and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment. For each of the WFOE and the Domestic Companies, all the historical changes to the share capital of such PRC Company and historical transfers of equity interest in such PRC Company were made in compliance with the applicable Laws. There are no outstanding rights, or commitments made by any Group Company or the Founders to sell any of its equity interest in the Domestic Companies.

(d) Except for those contemplated under the Cooperative Agreements, there are no outstanding commitments made by any of the WFOE or the Domestic Companies to sell any of its assets, properties or business to any third party.

(e) Except for the WFOE’s call option right to purchase the shares of Jiangsu Yunxuetang pursuant to the Cooperative Agreements, none of the WFOE or the Domestic Companies has any share option plan.

(f) Except for those contemplated under the Cooperative Agreements, none of the WFOE or the Domestic Companies has delegated any power or issued any powers of attorney in favor of any Person, other than powers of attorney issued to its directors, officers, or employees for purpose of executing contracts or agreements for and on behalf of the WFOE or the Domestic Companies, as the case may be, in the ordinary course of business.

(g) The Cooperative Agreements, in the aggregate, has established and maintain a captive structure through which (i) the WFOE, to the extent permitted by applicable Laws, can acquire control over Jiangsu Yunxuetang and the other Domestic Companies, and (ii) the financial statements of Jiangsu Yunxuetang and the other Domestic Company can be consolidated with those of the Company and the WFOE. The Cooperative Agreements constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles. None of the Warrantors has received any oral or written inquiries, notifications or any other form of official correspondence from any Governmental Authorities challenging or questioning the legality or enforceability of any of the Cooperative Agreements.

4.28. Other Representations and Warranties Relating to the Founders.

(a) Except as disclosed in Section 4.28(a) of the Disclosure Schedule, the Founders do not presently own or control, or will, as of the Closing own or control, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, association, or other entity other than the Group Companies and the Founder Holdcos.

(b) None of the Founders presently and will, as of the Closing own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, senior management, partner, lender, investor or representative in connection with, any business or corporation, partnership, or organization which competes with the Business or with which a Group Company has a business relationship.

(c) There is no action, suit, proceeding, claim, arbitration or investigation pending against the Founders in connection with his or her involvement with any of the Group Companies. None of the Founders is a party to or is subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority and there is no action, suit, proceeding, claim, arbitration or investigation which any Founder Party intends to initiate in connection with his/her/its involvement with any of the Group Companies.

(d) Each of the Founders has all requisite power, authority and capacity to enter into the Transaction Documents and to perform his obligations thereunder.

(e) No proceedings have commenced or are pending for the bankruptcy, insolvency, winding up, liquidation or reorganization of any Founder Party, if applicable. No Founder Party is bankrupt or insolvent. Each Founder Party is able to pay its debts as they fall due and has sufficient assets to repay all of its debts.

(f) Founder Lu is the sole shareholder on record and sole beneficial owner of the Lu Holdco, and Founder Ding is the sole shareholder on record and sole beneficial owners of the Ding Holdco.

4.29. Disclosure. Each Warrantor has fully provided the Investors with all the information that each Investor has requested for deciding whether to purchase the Purchased Shares. No representation or warranty in writing provided by any Warrantor in this Agreement and no information or materials in writing provided by any Warrantor to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor represents and warrants to the Company hereto as follows:

5.1. Organization. Such Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

5.2. Authorization. Such Investor has all requisite power, authority and capacity to enter into the Transaction Agreements to which it is a party, and to perform its obligations under the Transaction Agreements to which it is a party. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement and the Shareholders Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles. No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Investor in connection with the execution and delivery of the Transaction Agreements by such Investor or the performance of such Investor’s obligations hereunder or thereunder.

5.3. Purchase for Own Account. The Purchased Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

6.	CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT THE CLOSING.

6.1. The obligations of each Investor with respect to the purchase of its respective Purchased Shares at the Closing are subject to the fulfillment, to the satisfaction of such Investor (or written waiver thereof given by such Investor) on or prior to the Closing Date, of the following conditions:

(a) No Injunction. No applicable Laws shall have been adopted or promulgated after the date of this Agreement by any Governmental Authority, and no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction (an “Injunction”) shall be in effect, in any case having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b) No Legal Proceeding. No Action shall have been initiated or threatened by any Governmental Authority seeking an Injunction having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(c) Representations and Warranties True and Correct. The representations and warranties made by the Warrantors in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes expressly contemplated by this Agreement.

(d) Performance of Obligations. The Warrantors shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Warrantors on or before the Closing.

(e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident thereto, including without limitation the written approval from all of the then current holders of equity interest of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to such Investor, and such Investor shall have received all copies of such documents as it may reasonably request in a form as agreed by such Investor.

(f) Permits. The Warrantors shall have obtained any and all Permits (if needed) from the competent Governmental Authorities and any other Persons necessary for consummation of the transactions contemplated by the Transaction Documents, including waivers by the then existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

(g) Compliance Certificate. The Company shall have delivered to such Investor a certificate, dated the Closing Date, signed by a director of the Company, a director of each Founder Holdco, a director of the BVI Subsidiary, a director of the HK Subsidiary, the legal representative of each of the WFOE and the Domestic Companies and the Founders certifying that (i) the conditions specified in this Section 6.1 have been fulfilled; (ii) that the resolutions of the board of directors and resolutions of the shareholders of each Group Company (as applicable) approving the transactions contemplated hereby remain un-amended and in full force and effect, and (iii) that the resolutions of the shareholders of the Company adopting the Restated Articles and electing the Centurium Director to the Board remain un-amended and in full force and effect.

(h) Amendment to Constitutional Documents. The Restated Articles (in the form attached hereto as Exhibit A) shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders and shall have been duly submitted for filing with the Registrar of Companies in the Cayman Islands as evidenced by an email confirmation from the registered office provider of the Company.

(i) Board of Directors. As of the Closing, the size and composition of the Board and the board of directors of the BVI Subsidiary, the HK Subsidiary, the WFOE and Jiangsu Yunxuetang shall be in compliance with Section 2.2(a) of the Shareholders Agreement and shall include one (1) director nominated or appointed by the Lead Investor. The Company, the BVI Subsidiary, the HK Subsidiary, the WFOE and Jiangsu Yunxuetang shall have passed board and shareholders’ resolutions to approve, inter alia, the appointment of the Centurium Director to the Board and board of directors of the BVI Subsidiary, the HK Subsidiary, the WFOE and Jiangsu Yunxuetang respectively. To avoid doubt, the filing of board and/or shareholders’ resolutions on appointment of new director(s) for the WFOE and Jiangsu Yunxuetang with the competent Governmental Authority shall be completed after the Closing within the time limit set forth in Section 8.14 hereof.

(j) Register of Members; Register of Directors. Such Investor shall have received a copy of the Company’s updated register of members, certified by the registered office provider of the Company as true and complete as of the Closing, reflecting such Investor as the holder of the Purchased Shares as set forth opposite such Investor’s name in Schedule II attached hereto at the Closing. The Lead Investor shall have received a copy of the updated register of directors of the Company, the BVI Subsidiary and the HK Subsidiary, certified by the registered office provider, registered agent or company secretary (as applicable) of the Company, the BVI Subsidiary and the HK Subsidiary as true and complete as of the Closing, evidencing that the Centurium Director has been duly appointed to the Board and the board of directors of the BVI Subsidiary and the HK Subsidiary.

(k) Execution of Second Amended and Restated Shareholders Agreement. The Shareholders Agreement (in the form attached hereto as Exhibit B) shall have been duly executed and delivered by all parties thereto (except for the Investors).

(l) Execution of Second Amended and Restated Share Restriction Agreements. The Company shall have delivered to such Investor the Second Amended and Restated Share Restriction Agreements (in the form attached hereto as Exhibit C) (the “Share Restriction Agreements”), duly executed by the Company, each of the Founders and all other parties thereto (except for the Investors).

(m) Execution of Director Indemnification Agreement. The Company shall have delivered to the Lead Investor the Director Indemnification Agreement with respect to Centurium Director in the form and substance attached hereto as Exhibit D (the “Director Indemnification Agreement”), duly executed by the Company.

(n) Legal Opinions. Such Investor shall have received from the PRC counsel of the Company a PRC legal opinion in the form attached hereto as Exhibit F, addressed to such Investor, dated the Closing Date.

(o) Good Standing. Such Investor shall have received a copy of certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated no earlier than ten (10) Business Days prior to the Closing Date, certifying that the Company was duly constituted, paid all required fees and is in good legal standing.

(p) Waivers. The current shareholders of the Company that hold Preferred Shares shall have issued a waiver letter to the Group Companies and the Founder Parties, substantially in form attached hereto as Exhibit G, to waive any and all of their respective claims against the Group Companies and the Founder Parties resulting from, in connection with or relating to any actual or potential breach by the Group Companies or the Founder Parties of certain covenants, agreements or other provisions under the Prior Financing Documents and to confirm that they do not have any outstanding claim against any Group Company or any Founder Party under the Prior Financing Documents.

(q) Full Exercise of Series C Warrant. At the Closing, Yunfeng shall have exercised the Series C Warrant in full pursuant to its terms, upon which the Company shall have issued to Yunfeng, 8,584,634 Series C Preferred Shares and the aggregate exercise price in the amount of US$20,000,000 for such Series C Preferred Shares shall have been paid by Yunfeng to the Company in cash in immediately available funds.

(r) No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement and no change or revision to the current applicable Laws that would result in such Material Adverse Effect.

(s) Termination of Onshore Financing Agreement. On or prior to the Closing, the share purchase agreement signed by Jiangsu Yunxuetang, Shanghai Zhengda Ximalaya Network Technology Co., Ltd. (上海证大喜马拉雅网络科技有限公司), Jinhua Shen and Qi Gao dated as of December 1, 2017 shall have been duly terminated by the parties thereto and evidence with respect to such termination in form and substance satisfactory to the Lead Investor shall have been provided to such Investor.

(t) Acquisition of XWLJ. On or prior to the Closing, Jiangsu Yunxuetang, Zu Teng (祖腾), and Suzhou Jincheng Enterprise Management Consulting Center (L.P.) (苏州锦橙企业管理咨询中心(有限合伙)) (“Suzhou Jincheng”) shall have entered into a binding and effective agreement, in form and substance satisfactory to the Lead Investor (the “XWLJ Acquisition Agreement”), with respect to the acquisition by Jiangsu Yunxuetang of all of the equity interest respectively held by Zu Teng (祖腾) and Suzhou Jincheng in Suzhou Xiwenlejian Network Technology Co., Ltd. (苏州喜闻乐见网络科技有限公司) (“XWLJ”) for an aggregate consideration of no more than RMB8,000,000 in cash, such that XWLJ will upon the completion of such acquisition become a wholly owned subsidiary of Jiangsu Yunxuetang (the “XWLJ Acquisition”), with a copy of such XWLJ Acquisition Agreement provided to the Lead Investor.

(u) Suzhou Xinzhi. On or prior to the Closing, each of the Yunxuetang Employee Shareholding Agreement (《云学堂员工持股协议》) by and among Jiangsu Yunxuetang, (苏州新智云企业管理咨询中心(有限合伙)) (“Suzhou Xinzhi”) and each of its partners shall have been duly terminated, and XZY Holdings Limited shall enter into an employee share restriction agreement with each of its shareholders (other than Zhang Jian (张戬) and Cheng Xiaowei (程晓伟)) in form and substance satisfactory to the Lead Investor in accordance with the requirements under Section 6.1(t) of the Series A SPA (such agreements, the “ Employee Share Restriction Agreements”), and a copy of such Employee Share Restriction Agreements shall have been provided to the Lead Investor.

(v) Suzhou Yunzheng Confirmation. On or prior to the Closing, Suzhou Yunzheng Network Technology Co., Ltd. (苏州云政网络科技有限公司) (“Suzhou Yunzheng”) shall have issued a written confirmation to the Company, in form and substance satisfactory to the Lead Investor, confirming that all the Intellectual Properties developed or derived under or in connection with the Technology Development (Commission) Agreement (技术开发(委托)合同书) entered into by and between Suzhou Yunzheng and Jiangsu Yunxuetang dated September 10, 2019 shall belong to and be solely owned by Jiangsu Yunxuetang, free of any Liens.

6.2. The Warrantors shall use all reasonable efforts to procure the satisfaction of the conditions set out in Section 6.1 above as soon as reasonably practicable and in any event before the Termination Date (as defined below). If at any time any of the Warrantors becomes aware of a fact or circumstance that might prevent a condition from being satisfied, it shall immediately notify the Investors in writing.

6.3. Each Investor may at any time waive in writing any of the conditions set out in Section 6.1 above that is applicable to such Investor, on such terms as it may decide and proceed to Closing without the satisfaction of such condition; provided that the Group Companies and the Founder Parties shall ensure that any such condition so waived shall be fulfilled as soon as practicable following the Closing.

6.4. If any of the conditions (which have not previously been waived by the applicable Investor) have not been satisfied on or before the Termination Date, then each Investor may on that date, at its option (but without prejudice to any other right or remedy it may have), by notice to the Warrantors:

(a) waive the conditions then unsatisfied (provided that the Group Companies and the Founder Parties shall ensure that any such conditions so waived shall be fulfilled as soon as practicable following the Closing);

(b) postpone Closing to a date (being a Business Day) following not more than seven (7) Business Days after the initial Termination Date; or

(c) terminate this Agreement without being liable to any of the Warrantors subject to Section 9.17.

7.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company under this Agreement with respect to each Investor are subject to the fulfillment, on or prior to the Closing Date of the following conditions:

7.1. Representations and Warranties. The representations and warranties of such Investor contained in Section 5 hereof shall be true and correct when made, and shall be true and correct as of the Closing Date with the same force and effect as if they had been made on and as of such date.

7.2. Proceedings and Documents. All corporate and other proceedings on the part of such Investor in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been completed.

7.3. Execution of Transaction Documents. Each Investor shall have delivered to the Company the Shareholders Agreement, the Share Restriction Agreements and the Director Indemnification Agreement to which such Investor or the director appointed by such Investor is a party as duly executed by such Investor or the director appointed by it.

8.	COVENANTS OF THE WARRANTORS.

The Warrantors jointly and severally covenants to each Investor as follows:

8.1. Use of Proceeds. Except as otherwise provided in this Agreement, the Company shall use the proceeds from the issuance and sale of the Purchased Shares and the exercise price of the Series C Warrant paid to the Company (collectively, the “Proceeds”) for the growth and expansion, the capital expenditure and working capital of the Group Companies relating to the Business, including with respect to the market expansion, product contents, artificial intelligence/big data and team building, except approved otherwise by all the Investors and Yunfeng in advance in writing. Other than as provided above and items approved in advance by all the Investors and Yunfeng in writing, the Proceeds shall not be used to repurchase, redeem or cancel any junior securities or to make any payments to shareholders, directors or officers of the Group Companies, or for repayment of any loans guaranteed by the directors of the Group Companies except for the payment for a bona fide arms- length transaction approved by the Board (which approval shall include the affirmative votes of the SIG Director (as defined in the Shareholders Agreement), Yunfeng Director (as defined in the Shareholders Agreement) and Centurium Director).

8.2. Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any Liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares, and will take all steps necessary to increase its authorized share capital to provide sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

8.3. Compliance by Founder Parties. The Founder Parties shall fully comply with all applicable Laws on a continuing basis. The Founder Parties undertake that each of them shall act in the best interest of the Group Companies, and in no event shall any of them conduct any action or inaction that could harm the interests of, or infringe the lawful rights or interests of the Group Companies.

8.4. Business of Group Companies. The business of the Company, the BVI Subsidiary and the HK Subsidiary shall be restricted to the holding, management and disposition of equity interest in the WFOE. The business of the WFOE and the Domestic Companies shall be restricted to the Business.

8.5. Regulatory Compliance. The Group Companies shall, and the Founders Parties shall procure the Group Companies to comply with applicable Laws (including without limitation Laws relating to value-added telecommunications business, internet video business, internet publishing business, foreign investment, foreign exchange control, anti-monopoly, anti-corruption, taxation, employment, social insurance and intellectual property) in all material respects and obtain and maintain in effect all Permits from the competent Governmental Authorities and other Persons required for conducting the Business. Without limiting the foregoing:

(a) Certain Operation Permits. Jiangsu Yunxuetang shall use its best commercial efforts to, (i) prior to the earlier of (A) the date of submitting application to the relevant stock exchange for initial public offering of the Company or (B) the date of expiry of the rectification period required by the relevant Governmental Authority, apply for and obtain the Online Broadcasting Audio-visual Programs License (信息网络传播视听节目许可证) (the “Online Broadcasting License”) or take other alternative actions satisfactory to the Lead Investor for the purpose of complying with the applicable PRC Laws in connection with the disseminating of audio- video programs through information network, (ii) as soon as practicable after the Closing, in no event later than six (6) months after the Closing, apply for and obtain the Network Culture Operation License (网络文化经营许可证) (the “Network Culture License”), (iii) to the extent required by applicable Laws or needed for the operations of the Group Companies, procure the Internet Publication Permit (互联网出版服务许可证) (the “Internet Publication Permit”), and (iv) as soon as practicable after the Closing, apply for permit to run schools (办学许可证) (the “School Permit”) with relevant Governmental Authority, or to the extent that the relevant Governmental Authority promulgates rules or regulations making such permit not necessary for Jiangsu Yunxuetang to continue to conduct the Business, make filings and registrations (if required) with relevant Governmental Authority and take such other actions in compliance with the applicable Laws (including but not limited to the Non-state Education Promotion Law (《中华人民共和国民办教育促进法》)). In each of the above sub-clauses (i) through (iv), the Online Broadcasting License, the Network Culture License, the Internet Publication Permit and the School Permit shall be issued by the competent Governmental Authorities in accordance with applicable Laws.

(b) Application and Registration of Intellectual Properties. Any future material Intellectual Property of the Group Companies shall be applied by and registered under the name of the Group Companies.

(c) Continuous Compliance with Circular 37. As soon as practicable but no later than six (6) months after the Closing, Founder Lu shall file and complete the modification registrations and/or other foreign exchange registrations required under applicable Laws (including without limitation Circular 37) with the competent Governmental Authorities in connection with his interests in the Company and WFOE indirectly held through the Lu Holdco, and shall deliver to the Lead Investor satisfactory evidence for completion of such modification registrations.

(d) Compliance Mechanism. The Group Companies shall, as soon as practicable but in no event later than six (6) months after the Closing, establish, implement and maintain a proper inspection and monitoring system or policy, to the satisfaction of the Lead Investor, to ensure that the Group Companies will review, inspect and monitor the copyright of the contents and information contained in the Course Materials and other materials used in its Business operation both before and after them being offered to users and customers for the purpose of preventing the Group Companies from being held liable for any legal non-compliance of such contents or information.

8.6. Qualified Public Offering. Subject to necessary approvals required therefor, the Company and the Founder Parties shall use their best effort to consummate a Qualified Public Offering before the fifth (5th) anniversary of the Closing. Details of the Qualified Public Offering, including without limitation the exchange on which such public offering is to be effected, will be determined by the Board. The Founder Parties shall ensure that, prior to the commencement of a Qualified Public Offering by the Company, each Group Company and the Founder Parties are in compliance with all applicable Laws and legal requirements in all material respects and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

8.7. Lock-up. Subject to the terms and conditions hereof, following a Qualified Public Offering, the Founder Parties and the principal and management holders of Ordinary Shares (other than the Ordinary Shares upon conversion of the Preferred Shares) shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such Qualified Public Offering. In the event of any initial public offering by the Company or any member of the Group Companies, each of the Company and the Founders agrees to take all reasonable steps consistent with all legal requirements to facilitate minimizing any restrictions on the transfer of any Purchased Shares (or the Conversion Shares) held by the Investors.

8.8. Intellectual Property.

(a) Except with the written consent of the Lead Investor, the Group Companies shall take all reasonable steps to protect their respective Intellectual Property rights, including without limitation (i) registering their material respective trademarks, brand names, domain names, copyrights and patents (as applicable); (ii) requiring each employee and consultant of each Group Company to enter into a confidential and intellectual property assignment agreement, which shall contain requirements to (x) protect trade secret or proprietary information, and (y) to refrain from using any intellectual property of third parties including prior employers without authorization, in each case with applicable Group Company; and (iii) requiring each key employees (other than the Key Employees who have already entered into such agreement) to enter into a non-competition and non-solicitation agreement requiring such persons to protect and keep confidential such Group Company’s confidential information, intellectual property, technical know-how and trade secrets, prohibiting such persons from competing with such Group Company for a reasonable time after their tenure with any Group Company, and requiring such persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance satisfactory to the Board.

(b) In the event that there is any potential or threatened claim of third parties against any Group Company in connection with or arising out of its usage of any trademarks/application of any self-developed software/application of any self-developed technology, the Group Companies undertake to, and the Founders shall cause the Group Companies to use their commercially reasonable efforts to, take any and all necessary actions to protect their Intellectual Property rights to use such trademarks/in such software/in such technology and mitigate the negative influence resulting from such claim. In the event that there is any actual claim of third parties against any Group Company in connection with or arising out of its usage of any Intellectual Property, the Warrantors shall notify the Lead Investor as soon as practicable after such claim is brought against any Group Company and, without the prior written consent of the Lead Investor, the Warrantors undertake not to withdraw or settle any relevant legal actions, not to grant any waiver, and not to agree to any termination or compromise in relation to any of the above-mentioned claims.

8.9. Employment Matters. As soon as practicable and in no event later than twelve (12) months after the Closing, each Warrantor shall ensure that each of the Domestic Companies and the WFOE will take all necessary actions to rectify any non-compliance under Laws related to labor dispatch, social security funds and housing funds, including but without limitation to reduce the proportion of its dispatched employees in accordance with applicable Laws and make contributions of social security funds and housing funds in such manner and amount as prescribed by applicable Laws.

8.10. Non-Compete.

(a) The Founders acknowledge that each Investor has agreed to invest in the Company on the basis of the continued and exclusive services of and full devotion and commitment by the Founders and the Key Employees to the Group Companies, and agrees that the Investors should have reasonable assurance of such basis of investment. The Founders undertake to each Investor that they shall devote their full time and attention to the business of the Group Companies and shall use their best efforts to develop the business and interests of the Group Companies, and that they shall make their reasonable efforts to procure that each of the Key Employees shall devote his or her full time and attention to the business of the Group Companies and shall use his or her best efforts to develop the business and interests of the Group Companies. Each of the Founders undertakes to each Investor that, unless with the prior written consent of the Lead Investor, (i) during the period he or she holds (including through his or her Affiliates or Associates) any equity interest in, or is employed by, or serves as a director or officer of, any of the Group Companies (the “Affiliation Relationship”), whichever period is longer, and within two (2) years after the termination of such Affiliation Relationship, and (ii) during the period the Lead Investor holds any Series D Preferred Share of the Company (the total period in (i) and (ii), the “Restriction Period”), such Founder will not, and will procure that any of such Founder’s Affiliate (especially Suzhou Yunzheng) or any of such Founder’s Associates (as defined below) will not, in any Relevant Jurisdiction, directly or indirectly:

(i) conduct any action or inaction that could harm the interests of, or infringe the lawful rights and interests of, any of the Group Companies and/or its Affiliates;

(ii) solicit or entice away, or endeavor to solicit or entice away, any director, officer or employee of any Group Company;

(iii) render consulting services or any other services or assistance to any Person in conducting business that is same or similar to, or otherwise competing with the Business of the Group Companies, either in his individual capacity or as a representative or employee of another individual or entity; and

(iv) control, conduct or participate in, or invest or hold interests in any entity, business operation or activities that is same or similar to, or otherwise competes or would compete with the Business of the Group Companies as currently or subsequently being conducted during the Restriction Period, in any form (including without limitation, investment, acquisition, co-operation, joint venture, operation, partnership, contractual operation, lease operation, equity holding), whether for its own account or for the benefit of any other Person, except for the holding, as a passive and public investor, of no more than one percent (1%) of the shares in publicly traded companies that may compete with any Group Company.

(b) Each of the Founders further undertakes to each Investor that he or she will use his or her reasonable efforts to procure that the directors nominated by such Founder, the senior management members of the Group Companies, or the Key Employees, will not, directly or indirectly, compete with the Business carried on by any Group Company in the above manner during the period that the foregoing persons are direct or indirect shareholders, directors, senior management members or Key Employees of the Company and within two (2) years after each such person or each of them ceases to be a direct or indirect shareholder of the Group Companies or leaves his or her director or senior management post or terminates his or her employment with the Group Companies.

(c) Each of the Founders further undertakes to each Investor that in the event that the operation of any of the Founder’s Affiliates (to the extent such operation is permitted pursuant to the other provisions under this Section 8.10) adversely affects the Qualified Public Offering of the Group Companies, the Founders shall eliminate such adverse effects in a proper and timely manner to the reasonable satisfaction of the Lead Investor.

(d) During the Restriction Period, in the event any entity directly or indirectly established or managed by the Founders, engages or will engage in any business which is the same or similar to or otherwise competes with the Business of the Group Companies, the Founders shall cause such entity, to disclose any relevant information to the Lead Investor upon request and transfer such entity or business to any of the Domestic Companies or any subsidiary designated by the Domestic Companies immediately thereafter.

(e) For purpose of this Section 8.10, “Relevant Jurisdiction” means a jurisdiction in which any Group Company carries on or conducts any business, including but not limited to the PRC, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

8.11. Use of Investor’s Names or Logos. Without prior written consent of the concerning Investor, and whether or not such Investor is then a shareholder of the Company, none of the Group Companies, their registered and beneficiary shareholders (excluding such Investor), the Founder Parties or any Affiliates or Associates of the foregoing shall (i) use, publish or reproduce the name or brand of such Investor or its Affiliates (with respect to the Lead Investor, including “Centurium”, “Centurium Capital”, “大钲” and “大钲资本”) or any similar names, trademarks or logos for any purposes, except for the reference to the name or brand of such Investor under this Agreement or any other Transaction Documents and factual statement that the Company is a portfolio company of such Investor (to the extent such information is by then in the public domain), or (ii) claim itself as a partner of such Investor or its Affiliates or make any similar representations.

8.12. Equity Compensation. The Company shall not, and shall procure the other Group Companies not to, directly or indirectly issue Ordinary Shares, share options or other forms of equity of the Company to any employee, director or consultant of any of the Group Companies except pursuant to the ESOP adopted by the Company from time to time in accordance with the Shareholders Agreement and the Restated Articles. Immediately prior to and after the Closing, the Company shall have only one ESOP, which is the Existing ESOP, under which a pool for share options to be granted to the employees, directors or consultants of the Group Companies have been reserved in the share capital of the Company, representing 3.2417% of the fully-diluted share capital of the Company immediately prior to the Closing and 2.3455% of the fully-diluted share capital of the Company upon the Closing (assuming the Closing of the Lead Investor and SIG occurs simultaneously), the exercise price and the vesting schedule of which shall be determined by the Board of the Company (subject to such approvals as required under the Shareholders Agreement and the Restated Articles). Should recipients of such option fail to exercise such option in a manner not in conflict with applicable PRC Laws, including Circular 37 and Circular 7, no option under any ESOP (including the Existing ESOP) may be actually exercised, and no shares thereunder may be issued to such recipients, unless and until after the requisite filing, if applicable, with SAFE pursuant to Circular 37 or Circular 7 (as the case may be) has been completed. Each recipient of an option to purchase Ordinary Shares under the ESOP shall enter into a share option agreement with the Company in the form and substance reasonably acceptable to all the Investors. Without the prior written consents of all the Investors, no additional securities shall be reserved for ESOP (including the Existing ESOP).

8.13. Board Meeting. Unless otherwise approved by the majority of the votes of the directors (which majority shall include the SIG Director, Yunfeng Director and Centurium Director), the Company shall hold meetings of the Board at least every six (6) months.

8.14. Board of Directors. The board of directors of the WFOE and Jiangsu Yunxuetang shall have the same board composition as that of the Board within thirty (30) days following the Closing. The Warrantors shall, according to the foregoing sentence, cause the Centurium Director to be registered with the relevant Governmental Authority, including without limitation, the filing with the competent local branches of the State Administration for Market Regulation (国家市场监督管理总局) and the Ministry of Commerce (商务部). The Company shall not grant any additional Board seats without the prior written consents of all the Investors.

8.15. Independent Auditors. The Company shall engage one of the Big Four accounting firms (i.e., Deloitte & Touche or Ernst & Young, KPMG, and PricewaterhouseCoopers) or other reputable accounting firms acceptable to the Lead Investor and shall cause such accounting firm to audit the Company’s annual consolidated financial statements.

8.16. Cash Deposit. All the Group Companies’ cash shall be deposited with sound international or PRC financial institutions, and all such cash deposits shall be short-term with free liquidity unless otherwise approved by the Board.

8.17. D&O Insurance. Upon request by the Lead Investor and if determined by the Board to be commercially reasonable, the Company shall obtain for the director(s) nominated by the Lead Investor insurance against liability for negligence, default, breach of duty or breach of trust incurred in the course of discharging his or her duties as a director or officer of the Company, including without limitation, directors and officers liability insurance with a carrier and in an insured amount that is customary for similarly suited and structured PRC based companies to the satisfaction of the Board.

8.18. Tax Covenants.

(a) Each Group Company shall comply with all applicable tax Laws in all material respects, including without limitation, Laws pertaining to corporate income tax, individual income tax, value added tax and business tax.

(b) In the event that the Company is determined by counsels or accountants for the Company or any Investor to be a CFC with respect to the shares held by such Investor, the Company agrees (a) to use commercially reasonable efforts to avoid generating Subpart F Income (as defined in Section 952 of the Code) (“Subpart F Income”) and (b) to the extent permitted by the applicable Laws, to annually make dividend distributions to such Investor in an amount equal to fifty percent (50%) of any income deemed distributed to such Investor that would have been deemed distributed to such Investor pursuant to Section 951(a) of the Code had such Investor been a “United States person” as such term is defined in Section 7701(a)(30) of the Code (or such lesser amount determined by such Investor in its sole discretion). No later than forty-five (45) days following the end of each taxable year of the Company, the Company shall provide to such Investor the Company’s capitalization table as of the end of the last day of such taxable year. The Company shall provide to such Investor upon request (i) any information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder, sufficient for such Investor to determine the Company’s status as a CFC and (ii) in the event that the Company is determined to be a CFC, any information in the possession of the Company to determine whether such Investor or any of such Investor’s Partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income Tax Return, or to allow such Investor or such Investor’s Partners to otherwise comply with applicable United States federal income tax Laws. For purposes of this Section 8.18, (i) the term “Investor’s Partners” shall mean such Investor’s shareholders, partners, members or other equity holders and any direct or indirect equity owners of such entities and (ii) the “Company” shall mean the Company and each of its subsidiaries.

(c) The Company shall assist each Investors in its inquiry on whether such Investor’s or such Investor’s Partner’s direct or indirect interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform such Investor of the results of such determination), and in the event that such Investor’s or such Investor’s Partner’s direct or indirect interest in Company is determined by the Company’s tax advisors or such Investor’s tax advisors to be subject to the reporting requirements of either or both of Sections 6038 and 6038B, the Company agrees, upon a request from such Investor, to provide such information as may be necessary to fulfill such Investor’s or such Investor’s Partner’s obligations thereunder.

8.19. Business Operation. During the period between the date hereof and the Closing with respect to any Investor, except as the Lead Investor otherwise agrees in writing or as expressly contemplated under this Agreement or as required by applicable Laws, each of the Group Companies shall (and the Warrantors shall use best endeavors to cause each of the Group Companies to) (i) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and Contracts of the Group Companies in all material respects, (ii) pay or perform its debts, Taxes, and other obligations when due, (iii) maintain its assets in a condition comparable to their current condition, with reasonable wear, tear and depreciation excepted, (iv) preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with, (v) periodically report to the Lead Investor concerning the status of its business, operations and finance, and (vi) promptly take all actions reasonably necessary to consummate the transactions contemplated by this Agreement, including the taking of all reasonable acts necessary to cause all of the conditions set out under Section 6 to be satisfied.

8.20. Covenants regarding Activities prior to Closing. Except as required or expressly permitted by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any action, contract or commitment be entered into, with respect the following, in each case, prior to the Closing without the prior written consent of the Lead Investor:

(a) any amendment to the memorandum of association and/or articles of association of any Group Company;

(b) any action by any of the Group Company to authorize, create or issue or redeem or repurchase or reclassify or shares of any class or series of securities of such Group Company;

(c) the declaration and/or payment of any and all dividends on any securities of any Group Company;

(d) any merger, consolidation, scheme of arrangement, recapitalization or sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company;

(e) any change in the number of directors of any Group Company;

(f) any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(g) any expenditure, any purchase and disposal of assets and businesses, or any purchase and disposal of assets and businesses worth, in the aggregate, more than US$200,000 by any Group Company;

(h) other than in the ordinary business, any business transactions of the Group Companies (taken as a whole) exceeding the amount of US$200,000 or out of scope of principal business;

(i) any capital commitment, loan transaction or mortgage or pledge transaction of the Group Companies (taken as a whole) exceeding the amount of US$200,000 in a transaction or a series of related transaction;

(j) establishment of any subsidiary or Affiliates (including any non-legal person branch) and the signing of any shareholders’ agreement or joint venture agreement or cooperation agreement by any Group Company; and

(k) any purchase or lease by any Group Company of any real estate properties not in the ordinary course of business.

8.21. Information. If at any time before the Closing, any of the Warrantors comes to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties given by any Warrantor, and/or

(b) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c) might affect the willingness of a reasonable investor in making a prudent decision to purchase the Purchased Shares or the amount of consideration which such Investor would be prepared to pay for the Purchased Shares, then such Warrantor shall give immediate written notice thereof to each Investor in which event, in addition to any other rights or remedy that is available to such Investor under this Agreement or applicable Law, such Investor may within five (5) Business Days of receiving such notice terminate this Agreement with respect to itself, as far as such Investor is concerned, by written notice to the other parties hereto without any penalty whatsoever on such Investor.

8.22. Exclusivity. From the date hereof until the Closing, without the prior written consent of the Lead Investor, the Warrantors shall not, and they shall cause any of their representatives or any member of the Group Companies not to, solicit, initiate, facilitate, engage in any discussions or negotiations with respect to, adopt, approve, commit to, or conclude any investment transaction with, or any sale of any member of the Group Companies or the business or equity thereof to, any third party, whether directly or indirectly. Except as has been disclosed to the Lead Investor in writing, the Warrantors shall, and shall cause their representatives and the other members of the Group Companies to, terminate all existing activities as soon as practicable, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction they shall give notice thereof as soon as practicable (including the third party and the material terms of such transaction) to the Lead Investor.

8.23. Other Issues in the Disclosure Schedule. As soon as practicable after the Closing, the Warrantors shall, in a manner reasonably acceptable to the Lead Investor, resolve the other issues which are disclosed in the Disclosure Schedule or identified by the Lead Investor in the due diligence process but not expressly specified as a specific covenant under this Section 8 or a specific condition for the Closing under Section 6 hereof. The covenants under this Section 8.23 shall not preclude, be prejudice to, or otherwise limit in any way, the Warrantors’ indemnification liabilities under Section 9.1 below or any other right of or remedy available to the Investors.

8.24. Performance of Transaction Documents and Other Documents. After the Closing, each of the Warrantors shall duly perform their respective obligations pursuant to the Transaction Documents and all other ancillary documents, the forms of which are attached thereto, and any other instrument or documents for or in connection with consummation of the transactions contemplated in the Transaction Documents.

8.25. Liquidation or Disposition of Related Companies of Founder Lu. As soon as practicable but in any event no later than six (6) months after the Closing, Founder Lu shall (a) cause Suzhou Ou Suo Ai Si Software Co., Ltd. (苏州欧索艾思软件有限公司) to be liquidated in accordance with Law and de-registered with the relevant Governmental Authorities, (b) dispose of all of his equity interests in Jiangsu Ousuo Software Co., Ltd. (江苏欧索软件有限公司) and Suzhou Yunzheng respectively to any third party that is not his Affiliate or Associate, in each case in a manner satisfactory to the Lead Investor, and shall provide the Lead Investor with documents evidencing such liquidation/de-registration and/or disposition (which shall be in form and substance satisfactory to the Lead Investor).

8.26. Tax Declaration. To the extent a Form 8832 (Entity Classification Election) or Form SS-4 (Application for Employer Identification Number) is proposed to be filed by or on behalf of any Group Company with the relevant Governmental Authorities (whether pursuant to any Prior Financing Documents or otherwise), the relevant Group Company shall obtain the Lead Investor’s prior written consent before making any filing of the aforesaid forms, and any such form to be filed shall be in form and substance satisfactory to the Lead Investor.

8.27. Acquisition of XWLJ. As soon as practicable and in no event later than six (6) months after the Closing, Jiangsu Yunxuetang shall complete XWLJ Acquisition pursuant to the XWLJ Acquisition Agreement so that XWLJ shall by then become a wholly owned subsidiary of Jiangsu Yunxuetang, with documents evidencing the completion of such acquisition, in form and substance satisfactory to the Lead Investor, provided to the Lead Investor. At any time prior to the completion of the XWLJ Acquisition, the Lead Investor’s prior written consent shall be required for (i) any entry into, modification or amendment to or termination of any Contracts or transactions between any Group Company, on the one hand, and XWLJ or its Affiliates (other than the Group Companies themselves), on the other hand, and (ii) any transaction(s) or payment(s) (whether as a result of performing any existing Contracts or transactions or otherwise) between any Group Company, on the one hand, and XWLJ or its Affiliates (other than the Group Companies themselves), on the other hand, with an amount exceeding RMB500,000 individually or in aggregate.

8.28. Registration with Competent Governmental Authorities. As soon as practicable but in any event no later than six (6) months after the Closing of the Lead Investor, Beijing Yunxuetang shall and the other Warrantors shall cause Beijing Yunxuetang to, at its election, (a) register the change of its legal address to its actual place of business with competent Governmental Authorities and obtain an updated business license thereof, or (b) be liquidated and de-registered with the relevant Governmental Authorities, in each case in accordance with the applicable PRC Laws, with evidence thereof to be delivered to the Lead Investor.

8.29. Filing of Lease. As soon as practicable after the Closing, the Group Companies shall register all their current lease agreements with the competent Governmental Authorities for record, with evidence thereof to delivered to the Lead Investor.

8.30. Management System of the Intellectual Property of Courses. As soon as practicable but in any event no later than six (6) months after the Closing, the Group Companies shall, and the other Warrantors shall cause the Group Companies to, prepare and launch a management system of all the Intellectual Properties used in the Courses Materials, under which, including without limitation, (i) with regard to any Intellectual Property solely owned or jointly owned by any Group Company, the Group Companies will claim their ownership of such Intellectual Property in a visible manner showing on the Course Materials or otherwise and make sure that such Intellectual Property will not infringe, violate or misappropriate any third party’s rights; and (ii) with regard to any Intellectual Property not owned by any Group Company, the Group Companies will present a disclaimer in a visible manner showing on the Course Materials or otherwise to the audiences of the courses, clearly stating that the Group Companies do not own such Intellectual Property and will not take any responsibility for any actual or alleged infringement, violation or misappropriation of such Intellectual Property.

8.31. Business Plan and Budget. The Company shall as soon as practicable but within two (2) months after the Closing or any other longer period approved in writing by the Centurium Director provide to the Lead Investor the business plan and budget for the twelve (12) months following the Closing to the Investor’s satisfaction.

8.32. Capital Injection and Tax Filing. Unless otherwise agreed to by the all the Investors in writing, all Proceeds shall be injected into the registered capital of the WFOE as soon as practicable but in any event within ninety (90) days after the applicable Closing, provided that US$ 500,000 can be reserved in the offshore bank of the Company to facilitate its overseas payment of relevant professional service charges incurred in connection with the transactions contemplated hereunder. In the event of a subsequent sale of equity securities in the Company by any Investor in which event such Investor is required to file any income Tax, capital gain Tax or any other transfer Tax with any PRC Governmental Authorities under applicable PRC Laws, each of the Founder Parties, the Company and the WFOE agrees that, upon the reasonable request of such Investor, he/she/it will exercise reasonable best endeavor to provide or cause to be provided such Investor with necessary information and assistance to facilitate such Investor in its negotiation or communication with the competent PRC Governmental Authorities with respect to such Investor’s indirect Tax basis or equity cost in the Group Companies for the purposes of determining any income Tax, capital gain Tax or other transfer Tax calculated with reference to gains made through the subscription, purchase and sale of such Investor’s equity securities in the Company.

8.33. Shareholder Confirmation. As soon as practicable but in any event within three (3) months after the Closing of the Lead Investor, the Warrantors shall cause each of the Persons who is a shareholder of the Company to execute and issue a confirmation letter to the Company in form and substance satisfactory to the Lead Investor, stating and confirming that, such shareholder of the Company agrees to use its investment amount actually paid into the share capital (and/or share premium) of the Company to calculate its own tax cost basis for equity investment in the Company, provided that the foregoing tax cost basis shall be subject to final determination of the relevant PRC tax authorities. The Company shall not agree to any amendment, revocation, withdrawal or waiver of such confirmation letter without the prior written consent of the Lead Investor, and a copy of such confirmation letter shall be provided to the Lead Investor.

8.34. Access. During the period between the date hereof and the Closing with respect to the Lead Investor, upon the Company’s receipt of prior written notice issued by the Lead Investor at least three (3) days in advance, the Warrantors shall permit the Lead Investor, or any representative thereof, to (i) visit and inspect the properties of the Group Companies, (ii) inspect the contracts, books of account, records, ledgers, and other documents and data of 47 the Group Companies, (iii) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (iv) review such other information as the Lead Investor may reasonably request, in such a manner so as not to unreasonably interfere with their normal operations.

8.35. Compliance with Anti-Corruption, Anti-Money Laundering and Trade Control Laws. Each of the Group Companies and the Founder Parties shall not, and shall not permit explicitly or implicitly any of its or their respective directors, officers, managers or employees or permit explicitly any of its independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any Public Official, in each case, in violation of any Anti-Corruption Laws. Each of the Group Companies shall not, and the Founder Parties shall cause each of the Group Companies not to, take or permit any actions that is in violation of applicable Compliance Laws, and each of the Group Companies shall, and the Founder Patties shall cause each of the Group Companies to, cease all of its or their respective activities or actions, as well as remediate any actions taken by the Group Companies, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that are in violation of any Compliance Laws. As soon as practicable and in any event within six (6) months after the Closing with respect to the Lead Investor, each of the Group Companies shall, and the Founder Parties shall cause each of the Group Companies to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to the reasonable satisfaction of the Lead Investor to ensure compliance with the Compliance Laws and other applicable Laws.

9.	MISCELLANEOUS.

9.1.Indemnity.

(a) The Warrantors shall, jointly and severally, indemnify each Investor, and its Affiliates, directors, officers and assigns (each, an “Indemnitee”) from and against any losses, liabilities, damages, Liens, Taxes, penalties, necessary costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing, incurred by such Indemnitee (the “Indemnifiable Loss”) as a result of (i) any breach of any representation or warranty made by any Warrantor in this Agreement, the Disclosure Schedule, any other Transaction Document or any other schedule, instrument or certificate delivered pursuant to this Agreement or any other Transaction Document; (ii) any breach or default in performance by any Warrantor of any covenant, agreement or obligation of any Warrantor as set forth in this Agreement, any other Transaction Document or any schedule, instrument or certificate delivered pursuant to this Agreement or any other Transaction Document; and (iii) any non-compliance (whether before or after the Closing) with applicable Laws (including without limitation, conducting the Business without obtaining proper Permits from the competent Governmental Authorities or holders of copyright or related rights, and failure to withhold/pay any tax for the employees or make full contributions and payments for the employees in respect of all statutory social insurance and housing plans on a timely basis as required by the applicable Laws).

(b) If an Indemnitee believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Warrantor stating specifically the basis on which such claim is being made, the material facts related thereto, and (if ascertainable or quantifiable) the amount of the claim asserted; provided that failure to provide such notice shall not relieve the Warrantor from its indemnification obligation hereunder except to the extent such Warrantor has been actually and materially prejudiced by such failure. For purposes hereof, notice delivered to the Company at the Company’s address pursuant to Section 9.6 shall constitute effective notice to all Warrantors. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Warrantors, no settlement shall be deemed conclusive with respect whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by the Warrantors. Notwithstanding the foregoing sentence, any undisputed portion of Indemnifiable Loss claimed by an Indemnitee shall be indemnified by the Warrantors within twenty (20) Business Days upon delivery of the notice by such Indemnitee without further action on its part. Any dispute related to this Section 9.1(b) shall be resolved pursuant to Section 9.15 hereof.

(c) Specifically, but not by way of limitation, the Warrantors shall jointly and severally indemnify any Indemnitee for any Indemnifiable Losses suffered by such Indemnitee as a result of or arising out of: (i) any Warrantor’s failure to withhold any tax, or pay any tax or social insurance or housing funds (including any non-payment or underpayment thereof) in accordance with the applicable Laws for all tax periods or contribution periods (as applicable); (ii) any Founder Party’s and/or Group Company’s failure to comply with any applicable Laws (including without limitation any Founder Party’s and/or Group Company’s failure to comply with any tax or labor related Laws) in any material respects that incurred or existed on or prior to the Closing Date; (iii) liability incurred by any Group Company arising out of or in connection with any infringement upon any other Person’s rights to Intellectual Property, including without limitation, (A) the infringement, violation or misappropriation of the Intellectual Property of any third party in connection with the use of any trademarks used by the Group Companies; or (B) the infringement, violation or misappropriation of the Intellectual Property of any third party owning the Course Materials used by the Group Companies; (iv) any Group Company’s failure to timely obtain or maintain any Permit from the competent Governmental Authority in accordance with the applicable Laws (including but not limited to the Online Broadcasting License, the Network Culture License, the Internet Publication Permit and the School Permit to the extent such Permit is required by applicable Law); (v) any of the Founder’s Affiliates’ conduct of any business that is same or similar to or otherwise competes with the Business of the Group Companies (the “Affiliate’s Competition”) or the Group Companies’ failure to consummate a Qualified Public Offering due to the Affiliate’s Competition; and (vi) any failure of the Founder or Domestic Residents to register and/or update his/her respective holding of equity interest in the Group Companies with the competent Governmental Authorities as required under Circular 37 and/or any other applicable Laws of the PRC. For the avoidance of doubt, the indemnification referenced in sub-clauses (i) through (vi) under this Section 9.1(c) shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Warrantors or Indemnitees have any actual or constructive knowledge with respect thereto.

(d) The indemnification provisions contained in this Section 9.1 are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party or Indemnitee may otherwise have.

(e) The representations and warranties as they were made on the respective dates by the Warrantors herein shall survive the Closing. Such representations and warranties of the Warrantors shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors. All covenants or agreements shall survive the Closing and remain in full force and effect in accordance with their terms.

9.2. Limitation of Indemnity. The indemnification provided in Section 9.1 is subject to the following limitations: the Indemnitee shall: (i) first seek for indemnification from the Group Companies with respect to the whole and entire amount of the Indemnifiable Losses; and (ii) only in the event that the Group Companies are unable to (or have otherwise failed to) compensate the Indemnitee for the whole and entire amount of such Indemnifiable Losses within ninety (90) days, and to the extent the Indemnifiable Losses were resulted from any decision or action made or taken by the Warrantors that is not approved by the Board in advance and constitutes gross negligence or willful misconduct of the Warrantors, the Indemnitee may seek for indemnification with respect to the remaining amount of the Indemnifiable Losses from such Warrantors other than the Group Companies.

9.3. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

9.4. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations herein may not be assigned by any of the Warrantors without the written consent of all Investors. For the avoidance of doubt, this Agreement and the rights and obligations therein may be assigned by each Investor to any of its Affiliates or any transferee of the Purchased Shares in a transfer that complies with the Shareholders Agreement without any consent of the other parties. Except as expressly provided in this Agreement (including under Section 9.1 and Section 9.2 with respect to the Indemnitee) and other than the parties hereto or their respective successors and assigns, a Person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce, or to enjoy the benefit of, any term of this Agreement.

9.5. Entire Agreement. This Agreement, the other Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.6. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule VII hereto, upon receipt of confirmation of error-free transmission; (c) when sent by electronic-mail at the e-mail address set forth in Schedule VII hereto, upon being sent unless failure delivery notice is received; (d) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the relevant party or parties as set forth in Schedule VII; or (e) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the relevant parties as set forth in Schedule VII with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile or electronic-mail shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile or electronic-mail pursuant hereto, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses set forth in Schedule VII, or designate additional addresses, for purposes of this Section 9.6, by giving the other parties written notice of the new address in the manner set forth above.

9.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consents of the Company, the Founders and the Investors. Any amendment effected in accordance with this Section 9.7 shall be binding upon each party hereto and each of their respective successors and assigns. Any term of this Agreement and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such wavier is sought. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9.8. Waivers of Certain Shareholder’s Rights. Each of the Warrantors by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all other similar rights in connection with the issuance of the Purchased Shares.

9.9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Warrantor or Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Warrantor or Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Warrantor or Investor of any breach of default under this Agreement or any waiver on the part of any Warrantor or Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Subject to Section 9.1 and Section 9.2, all remedies, either under this Agreement, or by Law or otherwise afforded to the Warrantors and the Investors shall be cumulative and not alternative.

9.10. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, (i) all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement; (ii) the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iii) the term “or” is not exclusive; (iv) words in the singular include the plural, and words in the plural include the singular; (v) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (vi) the masculine, feminine, and neuter genders will each be deemed to include the others; (vii) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (viii) the term “day” shall mean “calendar day”, and “month” shall mean calendar month, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement unless the context otherwise requires, (x) the phrase “directly or indirectly” shall mean directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to Laws include any such law modifying, reenacting, extending or made pursuant to the same or which is modified, reenacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (xiv) all references to dollars or to “US$” are to currency of the United States of America and all references to “RMB” are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies), and (xv) references to a Party includes a reference to that Party’s successors and permitted assigns.

9.11. Language and Counterparts. This Agreement has been negotiated, concluded and executed in English language. This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and emailed copies of signatures shall be deemed to be originals for the purposes of the effectiveness of this Agreement.

9.12. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

9.13. Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 8 of the Shareholders Agreement, which shall mutatis mutandis apply.

9.14. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.15. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.15(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute, including the validity, invalidity, breach or termination of this Agreement, shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Arbitration Rules (the “HKIAC Rules”) then in effect, which rules are deemed to be incorporated by reference into this subsection (b). There shall be three (3) arbitrators. Where there are more than one (1) party to one (1) side of the dispute, the parties whose interests are aligned shall jointly select one (1) arbitrator. The other party to such a dispute shall select one (1) arbitrator. The HKIAC shall select the third arbitrator. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the HKIAC Rules as are therein contained. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties (including any decision on their fees) and their fees shall be borne and paid by the parties in such proportions as the arbitrators shall determine.

9.16. Expenses. If the Closing with respect to the Lead Investor occurs, the Company shall reimburse and/or pay all legal, due diligence, administrative and other expenses and costs actually incurred by the Lead Investor in connection with the Transaction Documents and the transactions contemplated thereby (including out-of-pocket expenses, third party consulting or advisory expenses and legal, accounting and other costs and expenses), for up to US$283,000. In any other circumstances, each Party shall bear all of its own costs and expenses incurred or to be incurred by it in connection with the Transaction Documents and the transactions contemplated thereby respectively.

9.17. Termination. Unless otherwise agreed herein, this Agreement may be terminated (i) by any Investor with respect to itself on or after March 31, 2020 or any later date as mutually agreed upon by the Lead Investor and the Company in writing (the “Termination Date”), by written notice to the other parties, if the Closing has not occurred on or prior to the Termination Date provided that such Investor is not in material default of any of its obligations hereunder, or (ii) by the Lead Investor in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by any Warrantor that is not curable or if curable, is not cured within twenty (20) Business Days of written notice given by the Lead Investor. If this Agreement is terminated pursuant to this Section 9.17, this Agreement will be of no further force or effect, and the rights and obligations of the parties hereunder shall terminate and expire without any liability on any party to any other party; provided that Section 1 and this Section 9 shall survive the termination of this Agreement and shall continue in full force and effect pursuant to their terms. Such termination under this Section 9.17 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable Law and shall not relieve any party from any liability for any breach or violation of this Agreement.

9.18. No Recourse. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, each Warrantor agrees and covenants that it shall not, and shall cause each of its Affiliates, directors, officers or employees not to, seek any remedy from, make any claim against, or otherwise have any recourse against, any of the Lead Investor’s current or future Affiliates or its and their respective equityholders, directors, officers, employees, representatives, members, agents, or general or limited partners, whether by legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Laws, with respect to any matters under or in connection with this Agreement or any other Transaction Documents, provided that the Lead Investor shall not voluntarily initiate any liquidation, dissolution or winding-up proceeding for so long as it holds any equity interests in the Group Companies.

9.19. Specific Performance. The parties hereto acknowledge and agree that irreparable harm may occur for which money damages may not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

UNICENTURY GROUP HOLDING LIMITED

By:	/s/ Lu Xiaoyan
Name:
Title:

YXT.COM Holding Limited

By:	/s/ Lu Xiaoyan
Name:
Title:

YXT.COM (HK) LIMITED (雲學堂控股(香港)有限公司)

By:	/s/ Lu Xiaoyan
Name:
Title:

Yunxuetang Information Technology (Jiangsu) Co., Ltd.

(云学堂信息科技(江苏)有限公司)

(Corporate seal affixed hereto)

By:	/s/ Lu Xiaoyan
Name:
Title:

Jiangsu Yunxuetang Network Technology Co., Ltd.

(江苏云学堂网络科技有限公司)

(Corporate seal affixed hereto)

By:	/s/ Lu Xiaoyan
Name:
Title:

Signature Page to Series D Preferred Share Purchase Agreement of Unicentury Group Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

Beijing Yunxuetang Network Technology Co., Ltd.
(北京云学堂网络科技有限公司)
(corporate seal affixed hereto)

By:	/s/ Lu Xiaoyan
Name:
Title:

Suzhou Xuancai Network Technology Co., Ltd. (苏州炫彩网络科技有限公司) (corporate seal affixed hereto)

By:	/s/ Lu Xiaoyan
Name: Title:

Signature Page to Series D Preferred Share Purchase Agreement of Unicentury Group Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER PARTIES:

Founders

Lu Xiaoyan
(卢小燕)

/s/ Lu Xiaoyan

Ding Jie
(丁捷)

/s/ Ding Jie

Founder Holdcos

UNICENTURY HOLDINGS LIMITED

By:	/s/ Lu Xiaoyan
Name:	Lu Xiaoyan (卢小燕)
Title:	Director

DINGDING HOLDINGS LIMITED

By:	/s/ Ding Jie
Name:	Ding Jie (丁捷)
Title:	Director

Signature Page to Series D Preferred Share Purchase Agreement of Unicentury Group Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Jump Shot Holdings Limited

By:	/s/ David Li
Name:	David Li
Title:	Authorized Signatory

Signature Page to Series D Preferred Share Purchase Agreement of Unicentury Group Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

SIG CHINA INVESTMENTS MASTER FUND IV, LLLP

By:	SIG Asia Investment, LLLP,
Its Authorized Agent

By:	Heights Capital Management, INC.,
Its Authorized Agent

By:	/s/ Michael Spolan
Name:	Michael Spolan
Title:	General Counsel

LIST OF SCHEDULES AND EXHIBITS

Schedule I	List of Founder Parties

Schedule II	Purchased Shares and Purchase Price

Schedule III	Particulars of Group Companies

Schedule IV	Capitalization Table

Schedule V	Disclosure Schedule

Schedule VI	List of Key Employees

Schedule VII	Notices

Exhibit A	Form of Restated Articles

Exhibit B	Form of Second Amended and Restated Shareholders Agreement

Exhibit C	Form of Second Amended and Restated Share Restriction Agreements

Exhibit D	Form of Director Indemnification Agreement

Exhibit E	Form of Wire Transfer Instructions

Exhibit F	Form of Legal Opinion

Exhibit G	Form of Waiver Letter

SCHEDULE I

List of Founder Parties

SCHEDULE II

Purchased Shares and Purchase Price

SCHEDULE III

Particulars of Group Companies

SCHEDULE IV

Capitalization Table

SCHEDULE V

Disclosure Schedule

SCHEDULE VI

List of Key Employees

SCHEDULE VII

Notices

EXHIBIT A

Form of Restated Articles

EXHIBIT B

Form of Second Amended and Restated Shareholders Agreement

EXHIBIT C

Form of Second Amended and Restated Share Restriction Agreements

EXHIBIT D

Form of Director Indemnification Agreement

EXHIBIT E

Form of Wire Transfer Instructions

EXHIBIT F

Form of Legal Opinion

EXHIBIT G

Form of Waiver Letter